Dear Fellow Stockholders:
I welcome you to join me and the entire Board of Directors at our 2014 Annual Meeting of Stockholders, which will be held on May 21, 2014, at our company headquarters in Arlington, Virginia. The business to be conducted at the meeting is explained in the attached Notice of Annual Meeting and Proxy Statement.
Your vote is important. Whether or not you plan to attend the meeting, we want your shares to be represented. Please vote your shares as soon as possible electronically through the Internet, by telephone, or by completing, signing and returning the proxy card enclosed with the Proxy Statement. More detailed instructions on how to vote are provided on page 4 of the Proxy Statement.
Our Board of Directors values your opinion as a stockholder and appreciates your continued support of AvalonBay.
April 11, 2014
  Sincerely,

Timothy J. Naughton
Chairman of the Board
and Chief Executive Officer

Ballston Tower, 671 N. Glebe Road, Suite 800
Arlington, VA 22203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2014

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of AvalonBay Communities, Inc., a Maryland corporation (the “Company”), will be held on Wednesday, May 21, 2014, at 9:00 a.m., local time, at the offices of the Company, Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, for the following purposes:
1.
  To elect the following nine directors to serve until the 2015 Annual Meeting of Stockholders and until their respective successors are elected and qualify: Glyn F. Aeppel, Alan B. Buckelew, Bruce A. Choate, John J. Healy, Jr., Timothy J. Naughton, Lance R. Primis, Peter S. Rummell, H. Jay Sarles, and W. Edward Walter.
2.
  To consider and vote upon ratification of the selection of Ernst & Young LLP by the Audit Committee of the Company’s Board of Directors to serve as the Company’s independent auditors for 2014.
3.
  To consider and vote upon a resolution to approve, on a non-binding, advisory basis, the compensation of certain executives of the Company as more fully described in the accompanying proxy statement.
4.
  To consider and vote upon approval of performance goals under the AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan.
5.
  To consider and vote upon a stockholder resolution concerning a policy that the Board’s chairman should be an independent director, if properly presented at the Annual Meeting.
6.
  To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.
Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.
The Board of Directors has fixed the close of business on March 7, 2014, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at that time will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.
You are requested to authorize a proxy to vote your shares by completing and signing the enclosed proxy card, which is being solicited by the Board of Directors, and by mailing it promptly in the enclosed postage-prepaid envelope. You may also authorize a proxy to vote your shares by telephone or over the Internet by following the instructions on your proxy card. Any proxy delivered by a holder of Common Stock may be revoked by delivering written notice to the Company stating that the proxy is revoked or by delivery of a properly executed, later dated proxy. Holders of record of Common Stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy or authorized a proxy by telephone or over the Internet, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.
By Order of the Board of Directors
Edward M. Schulman
Secretary
Arlington, Virginia
April 11, 2014

Proxy Statement Table of Contents

Proxy Summary
This summary highlights certain information about the Company and its Annual Meeting of Stockholders and summarizes information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement before voting. For more complete information regarding the Company’s 2013 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and the Company’s 2013 Annual Report to Stockholders, both of which are being sent to stockholders with this Proxy Statement.
2014 Annual Meeting of Stockholders Information
Date and Time:
  Wednesday, May 21, 2014, at 9:00 a.m.
Place:
  AvalonBay Communities, Inc.’s offices located at Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203
Record Date:
  March 7, 2014
Meeting Agenda And Voting Matters

Proposal	Board’s Voting Recommendation	Page References
1. Election of Directors	FOR EACH NOMINEE	5-7
2. Ratification of Independent Auditors	FOR	8
3. Advisory vote to approve Executive Compensation	FOR	8-9
4. Approval of Performance Goals under the 2009 Stock Option and Incentive Plan	FOR	9-10
5. Stockholder Proposal on Independent Chairman	AGAINST	10-12

Election of Directors (Proposal 1)
The Board of Directors recommends a vote FOR each director nominee.

Name	Age	Director Since	Independent	Committees*
Timothy J. Naughton	52	2005		IFC
Glyn F. Aeppel	55	2013	X	AC, IFC
Alan B. Buckelew	65	2011	X	AC, IFC
Bruce A. Choate	66	1994	X	IFC, NCG
John J. Healy, Jr.	67	1996	X	AC, NCG
Lance R. Primis**	67	1998	X	CC, NCG (Chair)
Peter S. Rummell	68	2007	X	CC (Chair), IFC
H. Jay Sarles	68	2005	X	AC (Chair), CC
W. Edward Walter	58	2008	X	CC, IFC (Chair)

*IFC = Investment and Finance Committee, AC = Audit Committee, CC = Compensation Committee, NCG = Nominating and Corporate Governance Committee
** Lead Independent Director

Ratification of Selection of Auditors (Proposal 2)
The Board of Directors recommends a vote FOR ratification of the selection of Ernst & Young by the Audit Committee of the Company’s Board of Directors to serve as the Company’s independent auditors for 2014.
Advisory Vote to Approve Executive Compensation (Proposal 3)
The Board of Directors recommends a vote FOR the resolution to approve, on a non-binding, advisory basis, the compensation paid to the Company’s Chief Executive Officer and other officers named in the Summary Compensation Table on Page 35 (the “Named Executive Officers”).
Approval of Performance Goals Under 2009 Stock Option and Incentive Plan (Proposal 4)
The Board of Directors recommends a vote FOR approval of performance goals under the AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan.
Stockholder Proposal Concerning Independent Chairman (Proposal 5)
The Board of Directors recommends a vote AGAINST this resolution, if properly presented at the meeting.

Corporate Governance Best Practices
✓ All directors are independent other than the CEO
✓ Annual election of directors and majority voting in uncontested elections
✓ Policy on recoupment of incentive compensation (Clawback Policy)
✓ Lead Independent Director
✓ Director and executive stock ownership guidelines
✓ Director and executive prohibition against hedging, pledging or borrowing against Company stock
✓ Policy regarding stockholder approval of future severance agreements
✓ Executive sessions of non-management directors at each regularly scheduled Board meeting
✓ All directors attended over 75% of all Board and Committee meetings in 2013
✓ Regular succession planning
✓ No former employees serve as directors
✓ No shareholder rights plan and policy regarding adoption of future plans
✓ Published comprehensive sustainability and corporate social responsibility report
✓ Annual advisory vote to approve executive compensation (see pages 8-9)
✓ Annual advisory vote to ratify independent auditor (see page 8)

I. Some Questions You May Have Regarding This Proxy Statement

Q.
  Why am I receiving these materials?
A.
  This proxy statement and the accompanying Notice of Annual Meeting and proxy card are first being sent to stockholders on or about April 11, 2014. The accompanying proxy is solicited on behalf of the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation (the “Company”). We are providing these proxy materials to you in connection with our 2014 Annual Meeting of Stockholders to be held on Wednesday, May 21, 2014, at 9:00 a.m., local time, at the offices of the Company, Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, and any postponements or adjournments thereof (the “Annual Meeting” or the “2014 Annual Meeting”). As a Company stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement. Directions on how to attend the Annual Meeting in person are available on the Company’s Internet website at www.avalonbay.com/events.
Q.
  How can I access the proxy materials electronically?
A.
  This proxy statement, our 2013 Annual Report to Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2013 are available online at www.proxyvote.com. Instead of receiving copies of our future annual reports, proxy statements, and proxy cards by mail, stockholders can elect to receive an email that will provide electronic links to our proxy materials and an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing documents to you and help conserve natural resources. You may sign up for electronic delivery by visiting www.proxyvote.com. If you elect to receive these materials by electronic delivery, you may change your election at any time.
Q.
  Who may vote at the Annual Meeting?
A.
  You may vote all the shares of our common stock, par value $0.01 per share (the “Common Stock”), that you owned at the close of business on March 7, 2014, the record date for determining stockholders entitled to receive notice of, and to vote on, these matters (the “Record Date”). On the Record Date, the Company had 129,569,935 shares of Common Stock outstanding and entitled to vote at the meeting. You may cast one vote for each share of Common Stock held by you on all matters.
Q.
  What constitutes a quorum at the Annual Meeting?
A.
  The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A “broker non-vote” refers to a share represented at the meeting held by a broker, as to which instructions have not been received from the beneficial owner or person entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such share.

  Note that under New York Stock Exchange (“NYSE”) rules, if you hold shares through a bank, broker or other institution and you do not provide your voting instructions to them at least 10 days before the Annual Meeting, that firm has the discretion to vote your shares on proposals that the NYSE has determined are routine, such as the ratification of the appointment of the independent public accounting firm. A bank, broker or institution that holds your shares cannot vote your shares on non-routine matters at the Annual Meeting, such as the election of directors, approval of compensation-related matters, or a proposal submitted by a stockholder, without your voting instructions.
Q.
  What proposals will be voted on at the Annual Meeting?
A.
  At the Annual Meeting, stockholders will be asked to: (1) elect nine directors of the Company, (2) consider and vote upon ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2014, (3) consider and vote upon a resolution to approve, on a non-binding, advisory basis, the Company’s named executive officer compensation, (4) consider and vote upon approval of performance goals under the AvalonBay Communties, Inc. 2009 Stock Option and Incentive Plan, (5) consider and vote upon a stockholder proposal, if properly presented at the Annual Meeting, and (6) transact such other business as may be properly brought before the Annual Meeting, in each case as specified in the Notice of Annual meeting and more fully described in this proxy statement.

Q.
  How do I vote?
A.
  Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in “street name”), you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in street name, the voting instruction card provided by your broker or nominee.

  By Internet—If you have Internet access, you may authorize your proxy from any location in the world by following the “By Internet” instructions on the proxy card or, if applicable, the Internet voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

  By Telephone—If you are calling from the United States or Canada, you may authorize your proxy by following the “By Telephone” instructions on the proxy card or, if applicable, the telephone voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

  By Mail—You may authorize your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.

  For shares held directly in your name, you may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may do this by granting a new properly executed and later-dated proxy, by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting without further action will not cause your previously granted proxy to be revoked. You may change your proxy instructions for shares you beneficially own by submitting new voting instructions to your broker or nominee in the manner and within the time periods they prescribe.

  If a properly signed proxy is submitted but not marked as to a particular item, the proxy will be voted FOR the election of the nine nominees for director of the Company named in this Proxy Statement, FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2014, FOR the non-binding, advisory resolution to approve the Company’s named executive officer compensation, FOR approval of performance goals under the AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan, and AGAINST the stockholder proposal concerning a policy that the Board’s chairman should be an independent director, if properly presented at the Annual Meeting. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.
The Company’s 2013 Annual Report to Stockholders and a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission (“SEC”) are being mailed to stockholders concurrently with this Proxy Statement. The Annual Report to Stockholders and Form 10-K, however, are not part of the proxy solicitation material. A copy of any or all exhibits to the Company’s Form 10-K may be obtained free of charge by writing to AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, Attention: Chief Financial Officer or by accessing the “Investors” section of the Company’s website (www.avalonbay.com).

II. PROPOSALS

Proposal 1: Election of Directors
The Board of Directors currently consists of nine members. The Board of Directors has nominated for election all current directors. Accordingly, nine nominees will stand for election at the Annual Meeting and if elected will serve until the 2015 Annual Meeting of Stockholders and until their successors are elected and qualified. The following individuals have been nominated by the Board of Directors to serve as directors: Glyn F. Aeppel, Alan B. Buckelew, Bruce A. Choate, John J. Healy, Jr., Timothy J. Naughton, Lance R. Primis, Peter S. Rummell, H. Jay Sarles, and W. Edward
Walter (each, a “Nominee” and, collectively, the “Nominees”). The Board of Directors anticipates that each of the Nominees, if elected, will serve as a director. However, if any person nominated by the Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as the Board of Directors may recommend. You may not vote for more than nine directors at the Annual Meeting.
Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for all of the Nominees unless contrary instructions are set forth on the enclosed proxy card. Under the Company’s Bylaws, the affirmative vote of a majority of the total votes cast for and affirmatively withheld as to each Nominee is required to elect such Nominee. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR all of the Nominees.

Information Regarding Nominees
The following biographical descriptions set forth information with respect to the Nominees, based on information furnished to the Company by each Nominee, and include the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that each should serve as a director in light of the Company’s business and structure. There is no family relationship between any Nominee or executive officer of the Company.
Employee Director Nominee
Timothy J. Naughton

Mr. Naughton, 52, is the Company’s Chairman, Chief Executive Officer and President and has been a director of the Company since September 2005. He has served as Chairman of the Board since May 2013, as Chief Executive Officer since January 2012, and as President since February 2005. Previously, Mr. Naughton served as Chief Operating Officer since February 2001. Prior to assuming the Chief Operating Officer role, Mr. Naughton served as Senior Vice President—Chief Investment Officer, and prior to that served as the Company’s Regional Vice President— Development and Acquisitions, with responsibility primarily in the Mid-Atlantic and Midwest regions of the country. Mr. Naughton has been with the Company and its predecessors since 1989. Mr. Naughton has served as a director of Health Care REIT, a publicly traded investor in healthcare real estate, since December 2013, serves on the Executive Board of the National
Association of Real Estate Investment Trusts (“NAREIT”), is a member of The Real Estate Round Table, is a member and past chairman of the Multifamily Council of the Urban Land Institute (“ULI”), and is a member of the National Multi-Housing Council (“NMHC”), where he serves on the Executive Committee. Mr. Naughton received his Masters of Business Administration from Harvard Business School in 1987 and earned his undergraduate degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa. The Board has concluded that Mr. Naughton should serve as a director based on his history with and knowledge of the Company, his performance and achievements as President and Chief Executive Officer of the Company, and his strong background in the real estate business, including years of experience in both property investment and development.

Non-Employee Director Nominees
Glyn F. Aeppel

Ms. Aeppel, 55, has been a director of the Company since May 2013, and has more than 25 years of experience in property acquisitions, development and financing. Ms. Aeppel established a hotel investment and advisory company, Glencove Capital, in June 2010 and serves as its President and Chief Executive Officer. From October 2008 to May 2010, Ms. Aeppel served as Chief Investment Officer of Andre Balazs Properties, an owner, developer and operator of luxury hotels. From April 2006 to October 2008, she served as Executive Vice President of Acquisitions and Development for Loews Hotels and as a member of its Executive Committee. From April 2004 to April 2006, she was a principal of Aeppel and Associates, a hospitality advisory development company, during which time she assisted Fairmont Hotels and Resorts in expanding in the United States and Europe. Prior to April 2004, Ms. Aeppel held executive positions with Le Meridien Hotels, Interstate Hotels & Resorts, Inc., FFC Hospitality, LLC, Holiday Inn Worldwide and Marriott Corporation. The Board has concluded that Ms. Aeppel should serve as a director based on her broad background and long experience in property acquisitions, development and financing.
Alan B. Buckelew

Mr. Buckelew, 65, has been a director of the Company since September 2011. He has been the Chief Operations Officer of Carnival Corporation, a cruise line holding company, since December 2013. Prior to that he was President of Princess Cruises, Inc. from 2004 to 2013, overseeing the brand and operations of Princess Cruises. Mr. Buckelew also served as Chief Operating Officer for Cunard Line from 2004 to 2007. Prior to these roles, Mr. Buckelew served from 2000 to 2004 as
Executive Vice President of Corporate Services for Princess Cruises, with responsibility for the Company’s strategic planning, marketing and yield management functions. The Board has concluded that Mr. Buckelew should serve as a director based on his significant experience as a chief executive in an industry that, like multifamily apartment communities, is capital intensive and consumer-driven.
Bruce A. Choate

Mr. Choate, 66, has been a director of the Company since April 1994. Since December 2002, Mr. Choate has served as the President, Chief Executive Officer and a director of Watson Land Company, a privately-held real estate investment trust (“REIT”) in Carson, California. Prior to December 2002, Mr. Choate had served since 1991 as Watson Land Company’s Chief Financial Officer. Prior to joining Watson Land Company, Mr. Choate was employed by Bixby Ranch Company, a privately-held real estate investment company in Seal Beach, California, as Senior Vice President and Chief Financial Officer. Previously, Mr. Choate held various management positions with national banking and mortgage banking organizations. He holds memberships in the ULI, NAREIT,
The Real Estate Round Table, and the National Association of Industrial and Office Property, and he serves on the Board of Directors of the Los Angeles Economic Development Corporation and is a charter member of the Southern California Leadership Council. Mr. Choate has been a director of Standard Pacific Corp., a publicly traded builder of attached and detached homes, since 2007. The Board has concluded that Mr. Choate should serve as a director based on his extensive financial, investment and management experience as the chief executive officer and chief financial officer of a real estate company with significant holdings and operations.
John J. Healy, Jr.

Mr. Healy, 67, has been a director of the Company since May 1996. He is Co-Founder and CEO of Hyde Street Holdings, Inc., an investor in real estate and real estate related entities. Previously, Mr. Healy co-founded the Hanford/Healy Companies (1988), a real estate investment, asset management and consulting company, which was purchased by GMAC Commercial Mortgage, a subsidiary of General Motors, in September 1996. Mr. Healy has also held various management positions with real estate and financial firms including: The Federal Asset Disposition Association (predecessor to the Resolution Trust Corporation), Bank of America (COO and Director of Technical Services for a real estate subsidiary) and Manufacturers Hanover Trust Company (VP). Mr. Healy sits on the boards of The Rosalind Russell Research Center for Arthritis (UCSF), and The Raleigh Performing Arts and Convention Commission. Memberships in professional associations include: ULI (as a Trustee), American Society of Real Estate Counselors (“CRE”), American Institute of Real Estate Appraisers (“MAI”), National Association of Corporate Directors (“NACD”), and Fellow—Royal Institution of Chartered Surveyors. The Board has concluded that Mr. Healy should serve as a director based on his experience and knowledge regarding real estate and asset management, as well as his specific skills in evaluating the financial and operational aspects of real estate companies acquired through his experience with real estate and financial firms.

Lance R. Primis

Mr. Primis, 67, has been a director of the Company since June 1998, and has served as the Lead Independent Director of the Company since 2003 (see “Board of Directors and its Committees—Leadership Structure and Lead Independent Director”). Since 1997, Mr. Primis has been the managing partner of Lance R. Primis & Partners, LLC, a management consulting firm with clients in the media industry. From 1969 to 1996, Mr. Primis was employed in various positions by The New York
Times Company, including the positions of President and Chief Operating Officer, which he held from 1992 to 1996. Mr. Primis was the President and General Manager of The New York Times from 1988 to 1992. The Board has concluded that Mr. Primis should serve as a director based on his experience managing a public company with significant and varied operations and his performance in the role of Lead Independent Director.
Peter S. Rummell

Mr. Rummell, 68, has been a director of the company since September 2007. He is currently a private investor and most recently served as the CEO of the Jack Nicklaus Companies in Palm Beach, Florida, from August 2008 through May 2009. The Jack Nicklaus Companies runs Mr. Nicklaus’s worldwide golf course design and related licensing business. Prior to that, from January 1997 until his retirement in July 2008, Mr. Rummell was Chairman and CEO of The St. Joe Company, one of Florida’s largest real estate operating companies and the state’s largest private landowner. From 1985 until 1996, Mr. Rummell served as President of Disney Development and then as Chairman of Walt
Disney Imagineering, the division responsible for Disney’s worldwide creative design, real estate, research and development activities. From 1983 until 1985, he was Vice Chairman of the Rockefeller Center Management Corporation in New York City. Mr. Rummell is immediate past chairman of the ULI. The Board has concluded that Mr. Rummell should serve as a director based on his experience as the chief executive officer of a publicly traded corporation with significant real estate holdings and operations and his experience as president of a major division of a large corporation with real estate design and development activities.
H. Jay Sarles

Mr. Sarles, 68, has been a director of the Company since September 2005. He retired in 2005, having most recently served as vice chairman of Bank of America Corporation. Prior to that he served as Vice Chairman and Chief Administrative Officer of Fleet Boston Financial (“Fleet”) with responsibility for administrative functions, risk management, technology and operations, treasury services, corporate strategy and mergers and acquisitions. During his 37 years at Fleet, Mr. Sarles oversaw virtually all of Fleet’s businesses at one time or another, including the company’s wholesale banking business from 2001 to 2003.
These included commercial finance, real estate finance, capital markets, global services, industry banking, middle market and large corporate lending, small business services and investment banking businesses. Mr. Sarles has served as a director of Ameriprise Financial, Inc., a publicly traded financial planning services company, since September 2005. The Board has concluded that Mr. Sarles should serve as a director based on his extensive experience as an executive officer with a variety of responsibilities at a large financial institution with varied operations.
W. Edward Walter

Mr. Walter, 58, has been a director of the Company since September 2008. He has served as President and CEO of Host Hotels & Resorts, Inc. (“Host”), a publicly traded premier lodging real estate company, since October 2007. From 2003 until October 2007, he served as Executive Vice President and Chief Financial Officer of Host. From 1996 until 2003, he served in various senior management positions with Host, including Chief Operating Officer. Mr. Walter has been a member of the Board of Directors of Host since October 2007. Mr. Walter is also past
Chairman of the Board of Directors of the National Kidney Foundation, a Trustee of Friendship Public Charter Schools, a Director of the Real Estate Round Table, an officer of the Federal City Council, and the past Chair of NAREIT. The Board has concluded that Mr. Walter should serve as a director based on his demonstrated business, financial and organizational experience as both the past chief financial officer and current chief executive officer of a publicly traded corporation with significant real estate investment holdings and operations.

Proposal 2: Ratification of Selection of Independent Public Auditors
The Board recommends that the stockholders ratify the Audit Committee’s selection of Ernst & Young LLP (“Ernst & Young”) as the independent auditors of the Company for fiscal year 2014. Ernst & Young was also the Company’s principal independent auditors for fiscal year 2013. If the selection of Ernst & Young is not ratified, the Audit Committee anticipates that it will nevertheless engage Ernst & Young as auditors for fiscal year 2014, but will consider whether it should select a different auditor for fiscal year 2015. If the selection of Ernst & Young is ratified by the stockholders, the Audit Committee may nevertheless determine, based on changes in fees, personnel or for other reasons, to engage a firm other than Ernst & Young for the 2014 audit.
Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.
Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for ratification of the selection of Ernst & Young as the Company’s independent auditors for fiscal year 2014 unless contrary instructions are set forth on the enclosed proxy card. A majority of the votes cast on the proposal at the Annual Meeting is required to ratify the selection of Ernst & Young. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young as the Company’s independent auditors for fiscal year 2014.

Proposal 3: Non-Binding, Advisory Vote on Executive Compensation
The Compensation Discussion and Analysis beginning on page 18 of this proxy statement describes the Company’s executive officer compensation program and decisions made by the Compensation Committee and the Board of Directors with respect to the 2013 compensation of our Chief Executive Officer and other officers named in the Summary Compensation Table on page 35 (the “Named Executive Officers”). As noted in Compensation Discussion and Analysis, the Company’s goals for its executive compensation program are (i) to attract, motivate and retain experienced, effective executives, (ii) to direct the performance of those executives with clearly defined goals and measures of achievement, and (iii) to align the interests of management with the interests of our stockholders.
At our 2011 Annual Meeting of Stockholders, our stockholders voted on a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers (a “Say-on-Pay Vote”), among other matters. A majority of the votes cast on the frequency proposal were cast in favor of holding a Say-on-Pay Vote every year, which was consistent with the recommendation of our Board of Directors. Our Board currently intends for the Company to hold a Say-on-Pay Vote every year at least until the 2017 Annual Meeting of Stockholders, which is the next required advisory vote on the frequency of holding a Say-on-Pay Vote.
While the vote on the following resolution is advisory in nature and therefore will not bind us to take any particular action, our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program. The Board of Directors is asking stockholders to cast a non-binding, advisory vote on the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED, on a non-binding, advisory basis, by the stockholders of the Company.”

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted FOR adoption of the resolution approving the compensation disclosed unless contrary instructions are set forth on the enclosed proxy card. A majority of the votes cast on the proposal at the Annual Meeting is required to provide non-binding advisory approval of the compensation paid to the Company’s Named Executive Officers. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR the resolution to approve, on a non-binding advisory basis, the compensation paid to the Company’s Named Executive Officers.

Proposal 4: Approval of Performance Goals under the AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan
Introduction
Under the Internal Revenue Code (the “Code”), U.S. publicly-held companies are not permitted to obtain tax deductions for compensation of more than $1 million paid in any year to the chief executive officer and any of their three other most highly paid executive officers (other than the chief financial officer) unless such payments are “performance-based” as defined in the Code. One of the requirements for compensation to be performance-based under those laws is that the Company must obtain stockholder approval from time to time of the material terms of performance goals for such compensation. In accordance with the Code, the material terms that the stockholders approve constitute the framework within which our Compensation Committee can, if it deems appropriate and desirable, establish programs and awards under which compensation provided by the Company can qualify as “performance-based” compensation for purposes of the tax laws.
The Board is requesting stockholder approval of the material terms of performance goals in this proposal to enable the Company to continue to have a stockholder-approved arrangement under which it may receive tax deductions for compensation paid to senior officers of the Company. The goals pertain to the following specified forms of compensation that may be awarded to the senior officers of the Company under the Company’s 2009 Stock Option and Incentive Plan (the “2009 Plan”): (1) restricted stock units; (2) restricted stock and (3) performance shares.
Material Terms of the Performance Criteria
As required by the Code, stockholders must approve each of the material terms of performance goals if the Company is to obtain tax deductions for the specified forms of performance-based compensation for executives whose total annual compensation exceeds $1 million, including (i) the employees eligible to receive compensation, (ii) the description of the business performance criteria on which the performance goals are based and (iii) the maximum amount of performance-based compensation that can be paid to an employee. Each of these aspects is discussed below.
Group of Employees Covered
The group of employees eligible to receive performance-based compensation includes the Company’s senior officers, including the executive officers required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although the Code limits deductibility only for compensation paid to the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer), we may grant performance-based compensation to all senior officers in the event that any of them becomes a covered employee during the time he or she holds an award covered by this proposal.
Performance Criteria
The 2009 Plan provides that the performance criteria used to determine the vesting of awards may include one of the following criteria, applied to either the Company as a whole or to a business unit, division, group or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, in absolute terms or as compared to any incremental increase or as compared to the results of a peer group. The performance criteria that will be used to establish performance goals are currently limited to the following: (i) earnings before interest, taxes, depreciation and amortization; (ii) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (iii) changes in the market price of our common stock; (iv) cash flow; (v) funds from operations or similar measures; (vi) sales or revenue; (vii) acquisitions or strategic transactions; (viii) operating income (loss);

(ix) return on capital, assets, equity, or investment; (x) total stockholder returns or total returns to stockholders; (xi) gross or net profit levels; (xii) productivity; (xiii) expense; (xiv) margins; (xv) operating efficiency; (xvi) customer satisfaction; (xvii) working capital; (xviii) earnings per share of our common stock; or (xix) lease up performance, net operating income performance or yield on development or redevelopment communities. Stockholders are also being asked to approve “leverage” as an additional metric that can be used to establish performance goals under the 2009 Stock Incentive Plan (measured as a ratio based on debt or interest expense to earnings before interest, taxes, depreciation and amortization (EBITDA) or to total market capitalization, or similar measures), and if this proposal is approved the Board will amend the 2009 Plan in this regard.
The Compensation Committee, in its discretion, may adjust or modify the calculation of performance criteria in order to prevent the dilution or enlargement of any outstanding awards (x) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (y) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or the financial statements of the Company, or (z) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions, provided however, that the Compensation Committee may not exercise such discretion in a manner that would increase the award granted to a senior officer.
Per-Person Maximum Limits
The maximum performance-based award that can be granted to any senior officer for any performance period is 300,000 shares of our common stock (subject to adjustments for stock splits and similar changes) if payable in shares, or $4 million if the award is payable in cash.
Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted “FOR” the approval of performance goals under the AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan unless contrary instructions are set forth on the enclosed proxy card. A majority of the votes cast on the proposal at the Annual Meeting is required to approve the proposal. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR approval of performance goals under the AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan as described above.

Proposal 5: Stockholder Proposal
The Central Laborer’s Pension Fund, P.O. Box 1267, Jacksonville, IL 62651-1267, beneficial holder of approximately 1,753 shares of common stock of the Company as of the date of submittal of its proposal, has given formal notice that it intends to introduce the following resolution at the 2014 Annual Meeting and has furnished the following statements in support of its proposal:
“RESOLVED: That the stockholders of AvalonBay Communities, Inc. (“AvalonBay” or “the Company”) ask the board of directors to adopt a policy that, whenever possible, the board’s chairman should be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.
Supporting Statement
It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently Mr. Timothy Naughton is our Company’s Chairman of the Board and CEO. We believe this scheme may not adequately protect shareholders.
We believe that an independent Chairman who sets agendas, priorities and procedures for the board can enhance board oversight of management and help ensure the objective functioning of an effective board. We also believe that having an independent Chairman (in practice as well as appearance) can improve accountability to shareowners, and we view the alternative of having a lead outside director, even one with a robust set of duties as not adequate to fulfill these functions.
A number of respected institutions recommend such separation. CalPERS’ Corporate Core Principles and Guidelines state that ‘the independence of a majority of the Board is not enough’; ‘the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.’ In 2009 the Milstein Center at Yale School of Management issued a report, endorsed by a number of investors and board members that recommended splitting the two positions as the default provision for U.S. companies. A commission of The Conference Board stated in a 2003 report: ‘Each corporation should give careful consideration to separating the offices of Chairman of the Board and CEO, with those two roles being performed by separate individuals. The Chairman would be one of the independent directors.’
We believe that the recent economic crisis demonstrates that no matter how many independent directors there are on the Board, the Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO.
We, therefore, urge shareholders to vote FOR this proposal.”
Statement in Opposition to Stockholder Proposal
The Board has carefully considered the stockholder proposal and unanimously recommends a vote AGAINST it.
The Board believes that any decision to separate the roles of Chairman and CEO should be based on the specific circumstances of a corporation; the independence, role, and capabilities of its directors, including its Lead Independent Director; and the leadership provided by its CEO. The Board does not believe that separate roles for the Chairman and CEO should be required by policy or that such a separation would, by itself, provide any additional benefit to stockholders.
The Board further believes that the Company and its stockholders are currently best served by having Mr. Naughton serve as both Chairman and CEO. Among other benefits, Mr. Naughton’s role as CEO enables him, working with the Lead Independent Director, to act as a bridge between management and the Board, helping management and the Board to act with a common purpose. Mr. Naughton’s combined roles as CEO and Chairman promote unified leadership and direction for the Company. Mr. Naughton’s knowledge of the day-to-day operations of the Company, perspective on competitive developments, understanding of stockholder interests, and relationships with business partners and employees allow him to provide effective leadership in his role as Chairman as CEO.
The Board has taken several steps to ensure that the Board effectively carries out its responsibility for the oversight of management. The Board has appointed a Lead Independent Director (currently Lance Primis, an independent member of the Board). The Lead Independent Director:
•
  presides at all meetings of the Board of Directors at which the Chairman is not present, including regular executive sessions of the independent directors
•
  serves as the liaison between the Chairman and the independent directors
•
  establishes and approves meeting agendas for the Board
•
  has the authority to call meetings of the independent directors
•
  confers with the Chairman and CEO regularly
•
  acts as a contact person for those who wish to communicate with the independent directors
In addition, Mr. Naughton is the only director who is a member of management, and each standing committee, other than the Investment and Finance Committee, is made up solely of independent directors.
The Board believes that its current governance structure provides unambiguous accountability and allows the Company to effectively execute its strategy and business plans to maximize stockholder value.
For these reasons, the Board believes that the adoption of a policy requiring that, whenever possible, the Chairman of the Board should be an independent director who has not previously served as an executive officer of the Company is not in the best interests of the Company’s stockholders.

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted “AGAINST” the stockholder proposal described above, if properly presented at the Annual Meeting, unless contrary instructions are set forth on the enclosed proxy card. A majority of the votes cast on the proposal at the Annual Meeting is required to approve the proposal. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote AGAINST the stockholder proposal.

Other Matters
The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

Regardless of the number of shares you own, your vote is very important to the Company. Please complete, sign, date and promptly return the enclosed proxy card or authorize a proxy by telephone or over the Internet to vote your shares by following the instructions on your proxy card.

III. Corporate Governance And Related Matters

Code of Ethics and Corporate Governance Guidelines
The Company has adopted a Code of Business Conduct and Ethics (the “Code”). The Code constitutes a “code of ethics,” as defined by the SEC, that applies to the Company’s Board of Directors as well as its Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller, and other employees of the Company. In addition, the Company has adopted Corporate Governance Guidelines. Copies of the Code and the Corporate Governance Guidelines are available on the “Investors” section of the Company’s website (www.avalonbay.com) under “Corporate Overview – Corporate
Governance Documents.” To the extent required by the rules of the SEC and the NYSE, we will disclose amendments and waivers relating to these documents in the same place on our website. Additional information on corporate governance policies is included in “Compensation Policies” on page 32, including information on the following Company policies: Executive Stock Ownership Guidelines; Director Stock Ownership Guidelines; Prohibition Against Hedging, Pledging or Borrowing against Company Stock; Severance Policy; and Policy on Recoupment of Incentive Compensation (Clawback Policy).
Board of Directors and its Committees
Board of Directors

The Board of Directors currently consists of nine directors, each of whom is a candidate for election. The Board of Directors met six times during 2013. The Board of Directors schedules regular executive sessions at each of its meetings in which the Company’s independent directors meet without management participation. During 2013 each of the directors attended at least
75% of the total number of meetings of the Board of Directors and meetings of the committees of the Board of Directors of which he or she was a member. The Board expects each director to attend the Company’s annual meetings of stockholders at which he or she is a nominee, and all directors were in attendance at the 2013 Annual Meeting of Stockholders.
Audit Committee

The Board of Directors has established an Audit Committee. The current members of this committee are Mr. Sarles (Chair), Ms. Aeppel and Messrs. Buckelew and Healy. The Board of Directors has determined that Mr. Sarles is an “audit committee financial expert” as defined by the SEC, based on his experience in the banking industry with significant responsibility for reviewing, understanding and analyzing financial statements and responsibility for oversight of the audit function. Mr. Sarles’ designation by the Board as an “audit committee financial expert” is not intended to be a representation that he is an expert for any purpose as a result of this designation, nor is it intended to impose on him any duties, obligations or liabilities that are greater than the duties, obligations or liabilities imposed on him as a member of the Audit Committee and the Board in the absence of this designation. The Board of Directors has determined that the members of the Audit Committee, including the audit committee financial expert, are “independent” under the rules of the NYSE. The Audit Committee, among other functions, has the sole authority to appoint and replace the independent auditors, is responsible for the compensation and oversight of the work of the independent auditors, reviews the results of the audit engagement with the independent auditors, and reviews and discusses with management and the independent auditors quarterly and annual financial statements and major changes in accounting and auditing principles. The Audit Committee met six times during 2013. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee charter is available on the “Investors” section of the Company’s website (www.avalonbay.com) under “Corporate Overview – Corporate Governance Documents.”
Compensation Committee

The Board of Directors has established a Compensation Committee. The current members of this committee are Messrs. Rummell (Chair), Primis, Sarles, and Walter. The Board of Directors has determined that the members of the Compensation Committee are “independent” under the rules of the NYSE. The Compensation Committee, among other functions, reviews, designs and determines management compensation structures, programs and amounts, establishes corporate and management performance goals and objectives, and reviews and makes recommendations to the Board of Directors regarding the Company’s incentive compensation plans, including the Company’s 1994 Stock Incentive Plan and the Company’s 2009 Plan (collectively, the “Stock Incentive Plans”). The Compensation Committee also reviews employment agreements and arrangements with senior officers. In addition, our Stock Incentive Plans provide that the Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties under the Stock Incentive Plans with respect to stock and option awards, including the granting of awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Compensation Committee has engaged Steven Hall & Partners, an executive compensation consulting firm, to provide it with independent advice and counsel on executive and board compensation, as well as competitive pay practices. Steven Hall & Partners did not provide any services directly to the Company or its management. The Compensation Committee met five times during 2013. The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee charter is available on the “Investors” section of the Company’s website (www.avalonbay.com) under “Corporate Overview – Corporate Governance Documents.”
Nominating and Corporate Governance Committee

The Board of Directors has established a Nominating and Corporate Governance Committee (the “Nominating Committee”). The current members of this committee are Messrs. Primis (Chair), Choate and Healy. The Board of Directors has determined that the members of the Nominating Committee are “independent” under the rules of the NYSE. The Nominating Committee was formed, among other functions, to identify individuals qualified to become Board members, consider policies relating to Board and committee meetings, recommend the establishment or dissolution of Board committees, review and consider succession plans with respect to the positions of Chairman and Chief Executive Officer (including through periodic evaluation and discussion with the Board of internal candidates for such succession), and address other issues regarding corporate governance. The Nominating Committee met five times during 2013. The Board of Directors has adopted a written charter for the Nominating Committee. A copy of the Nominating Committee charter is available on the “Investors” section of the Company’s website (www.avalonbay.com) under “Corporate Overview – Corporate Governance Documents.”
In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating Committee considers the qualifications set forth in the Company’s corporate governance guidelines, which include the nominee’s business and professional background; history of leadership or contributions to other organizations; functional skill set and expertise; general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment; and service on other boards of directors. In addition, the Board may consider diversity of background, experience and thought in evaluating and recommending candidates for election. The Board believes that diversity is important because a variety of points of view can contribute to a more effective decision-making process. The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating Committee may assess the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies are expected, due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating Committee will consider various potential candidates for director which may come to the Nominating Committee’s attention through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any time during the year.
In exercising its function of recommending individuals for nomination by the Board for election as directors, the Nominating Committee considers nominees recommended by stockholders. The procedure by which stockholders may submit such recommendations is set forth in the Company’s Bylaws. See “Other Matters—Stockholder Proposals for Annual Meetings” for a summary of these requirements. When nominations are properly submitted, the Nominating Committee will consider candidates recommended by stockholders under the criteria summarized above. Following verification of the stockholder status of persons proposing candidates, the Nominating Committee makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board of Directors before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating Committee as part of its review. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. In the case of stockholder nominations, the Board may also consider the specific information required to be provided by the nominating stockholder pursuant to the requirements of the Company’s Bylaws.
If you would like the Nominating Committee to consider a prospective candidate, please submit the candidate’s name and qualifications and other information in accordance with the requirements for director nominations by stockholders in the Company’s Bylaws to: AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, Attention: Corporate Secretary.
Investment and Finance Committee

The Board of Directors has established an Investment and Finance Committee. The current members of this committee are Mr Walter (Chair), Ms. Aeppel, and Messrs. Buckelew, Choate, Naughton, and Rummell. The Investment and Finance Committee
was formed, among other things, to review and monitor the acquisition, disposition, development and redevelopment of the Company’s communities, and review and monitor the financial structure, capital sourcing strategy and financial plans and projections of the Company. The Investment and Finance Committee has authority, subject to certain limits and guidelines set by the Board of Directors and Maryland law, to approve investment and financing activity. The Investment and Finance Committee met seven times during 2013.
Leadership Structure and Lead Independent Director

Timothy J. Naughton, our current Chief Executive Officer and President, also serves as the Company’s Chairman of the Board. The Board believes that the Company is best served by having Mr. Naughton serve as Chairman of the Board in addition to Chief Executive Officer and President, as opposed to appointing one of the other current directors or a future director to serve as Chairman of the Board. Among other benefits, Mr. Naughton’s role as Chief Executive Officer and President enables him, working with the Lead Independent Director, to act as a bridge between management and the Board, helping management and the Board to act with a common purpose. Mr. Naughton’s combined roles as Chief Executive Officer, President and Chairman of the Board promote unified leadership and direction for the Company.
To help assure sound corporate governance practices, the Board of Directors established the position of Lead Independent Director in 2003 and Mr. Primis currently serves in that role. Mr. Primis’ role as Lead Independent Director includes presiding at all meetings of the Board of Directors at which the Chairman is not present, serving as a liaison between the Chairman and the independent directors, establishing and approving meeting agendas for the Board, having the authority to call meetings of the independent directors, conferring with both the Chairman and the Chief Executive Officer regularly, and acting as a contact person for stockholders and others who wish to communicate with the independent directors.
Board of Directors Risk Oversight

The Company and the Board have a number of practices with regard to Board oversight of risk management matters. The charter of each of the Company’s Board committees provides that each committee shall, from time to time to the extent that committee deems appropriate, review risk and compliance matters relevant to that committee and report the results of such review to the full Board. As required by NYSE rules, the charter of the Audit Committee states that the Audit Committee will assist with Board oversight of risk and compliance matters, and in any event will review the perceived major financial risk exposures of the Company and the steps management has taken to monitor and control such exposures. At most regularly scheduled Board meetings, the Board reviews key matters relating to the Company’s finances, liquidity, operations and investment activity. On an annual basis, the Board engages in a broader discussion about company-wide risk management. Although it is not the primary reason for the selection of the current leadership structure by the Board, the Company and the Board believe that the current leadership structure of the Board, including both a Chairman of the Board and a separate Lead Independent Director, helps facilitate these risk oversight functions by providing multiple channels for risk related concerns and comments. The Company’s operations involve various risks that could have adverse consequences, including those described in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Despite the risk oversight activities described above, there can be no assurance that the Company’s current practices have identified every potential material risk, are sufficient to address these risks, or that any risks will not result in a material adverse effect on the Company’s business or operations.
Independence of the Board

The NYSE has adopted independence standards for companies listed on the NYSE, which apply to the Company. These standards require a majority of the Board of Directors to be independent and every member of the Audit Committee, Compensation Committee and Nominating Committee to be independent. NYSE standards provide that a director is considered independent only if the Board of Directors “affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).” In addition, NYSE rules and related NYSE commentary generally provide that:
•
  A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship;

•
  A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation;
•
  A director is not independent if (A) the director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;
•
  A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship; and
•
  A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in a single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.
To determine which of its members is independent, the Board of Directors used the above standards and also considered whether a director had any other past or present relationships with the Company which created conflicts or the appearance of conflicts. Other than the employment relationship described below, no such transactions, relationships or arrangements were reported to the Board for consideration.
Based on the absence of any such transactions, relationships or arrangements found as a result of this review, the Board determined that all nominees for directors are independent because none of them has any past or present material relationship with the Company that creates a conflict or the appearance of a conflict, except for Mr. Naughton, who currently serves as the Company’s Chief Executive Officer and President.
NYSE rules provide for additional independence standards that apply to members of the Audit Committee and the Compensation Committee. The Board has determined that each member of these committees satisfies these additional standards.
Contacting the Board
Any stockholder or other interested party may contact any of our directors, including the Lead Independent Director or our independent directors as a group, by writing to them at the following address. The envelope in which you send your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. Any communications received in this manner will be forwarded as addressed.

c/o AvalonBay Communities, Inc. Ballston Tower 671 N. Glebe Road, Suite 800 Arlington, VA 22203 Attention: Corporate Secretary

Report of the Audit Committee
The Audit Committee of the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation (the “Company”), reviews the financial reporting process of the Company on behalf of the Board of Directors. Management has primary responsibility for this process, including the Company’s system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors, and not the Audit Committee, are responsible for auditing and expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.
In this context, during 2013 and 2014, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee received from the independent auditors the written disclosures required by the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee regarding independence and discussed with the independent auditors their independence from the Company and its management.

Relying on the reviews, disclosures and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Securities and Exchange
Commission (the “SEC”) Form 10-K for the year ended December 31, 2013, for filing with the SEC, and the Board of Directors has approved this recommendation.
Submitted by the Audit Committee
H. Jay Sarles (Chair)
Glyn F. Aeppel
Alan B. Buckelew
John J. Healy, Jr.
Fiscal 2012 and 2013 Audit Fee Summary
During fiscal years 2012 and 2013, the Company retained its principal independent auditors, Ernst & Young, to provide services in the categories and for the approximate fee amounts shown below:

	2012	2013(1)
Audit fees	$1,174,205	$1,545,714
Audit related fees(2)	$584,670	$1,082,024
Tax fees(3)	$416,025	$519,746
All other fees	$0	$0

(1)
  Amounts have increased in 2013 due primarily to work related to the Archstone acquisition as well as the increased size and complexity of the Company.
(2)
  Audit related fees include fees for services traditionally performed by the auditor such as subsidiary audits, employee benefit audits, and accounting consultation.
(3)
  Tax fees include preparation and review of subsidiary tax returns and taxation advice.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget.
The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
Transactions with Related Persons, Promoters and Certain Control Persons
The Company’s Code of Business Conduct and Ethics, adopted by the Company’s Board of Directors and evidenced in writing, provides that no employee of the Company, including an executive officer or director, may engage in activities that create a conflict of interest with the Company unless all relevant details have been disclosed and an appropriate waiver permitting the conduct has been received. An activity constitutes a conflict of interest under the Code if (i) the activity could adversely affect or compete with the Company, (ii) any interest, connection or benefit to the employee or director from the activity could reasonably be expected to cause such employee or director to consider anything other than the best interest of the Company when deliberating and voting on Company matters, or (iii) any interest, connection or benefit to the employee or director from the activity could give such employee or director or a member of his or her family an improper benefit that he or she obtains on account of his or her position within the Company. An executive officer or member of the Board of Directors may only receive a waiver from the Board or any designated committee of the Board, and any waiver granted to an executive officer or director will be disclosed to the Company’s stockholders to the extent required by law or NYSE rules. The Nominating and Corporate Governance Committee of the Board (or any other committee that is designated) is responsible for administering the Code for executive officers and directors.

IV. Executive Compensation

Compensation Discussion and Analysis
EXECUTIVE SUMMARY AND 2013 ACHIEVEMENTS:
2013 Achievements

2013 was an outstanding year for AvalonBay marked by many significant achievements. We closed the largest acquisition in company history and expanded development to an all-time high, all while maintaining strong operating results and balance sheet metrics.
Specific achievements during 2013 included the following:
Archstone Acquisition: We closed on the $6.5 billion acquisition of 40% of the assets of Archstone Enterprise, L.P., acquiring a high quality portfolio largely concentrated in our markets (the “Archstone acquisition”). We financed this acquisition without compromising the strength of our balance sheet and maintained ample liquidity to continue to fund our ongoing business.
Development Activity: We completed over $600 million in new development and started another $1.3 billion. Development underway was $2.8 billion at year end, which is 53% larger than a year ago. In addition, in 2013 we added 26 new development rights to our shadow pipeline with a projected total capital cost of $2.2 billion.
Redevelopment Activity: We commenced the redevelopment of four communities (887 apartment homes) for an incremental estimated capital cost of approximately $44 million. We completed six redevelopments (1,997 apartment homes) for a total incremental capital cost of approximately $52.7 million.
Portfolio Management: We closed the sale of $900 million of wholly owned assets at a sub-5% cap rate.
Capital Markets Activity: We raised approximately $800 million of debt with an average interest rate below 4%. In addition, in connection with the Archstone acquisition, we issued approximately $1.9 billion of equity directly to the Lehman bankruptcy estate and assumed approximately $2 billion of debt.
Dividend Growth: In January 2014 we announced a dividend increase of over 8%, continuing a long history of strong dividend growth that has averaged more than 5% on an annual compounded basis during our 20-year life as a public company.
Earnings and FFO Growth: Earnings per share for the year was $2.78. Although Funds from Operations attributable to common stockholders – diluted (“FFO”) per share for the year ended December 31, 2013 decreased 5.1% to $5.05, “Operating FFO”, which is defined as FFO adjusted for non-routine items as detailed in the Company’s Earnings Release on January 29, 2014 (including expenses related to the Archstone acquisition), increased by 14.7% over the prior year to $6.23.
2013 Bonus Program

As described last year, at the beginning of 2013 our Board revised our incentive compensation framework in order to increase the transparency of the program to officers and investors and to more closely align our long term equity awards with long term performance. As revised, there are two bonus programs each year, an annual bonus and a multiyear long term incentive performance award program:
Annual Bonus Program
Our annual bonus program emphasizes short term goals and is paid with a cash bonus and, for officers whose business unit performance is measured for bonus compensation purposes, an award of restricted stock that generally vests over three years. The achievement of corporate, individual and, where appropriate, business unit goals determine the level of achievement for the annual bonus program.
For the 2013 Annual Bonus there were four corporate goals: 1) Operating Funds from Operations (“Operating FFO”) per Share, which accounted for 50% of the goal, 2) Development and
Redevelopment Net Operating Income (“NOI”), which accounted for 15% of the goal, 3) Development yield metric, which accounted for 10% of the goal, and 4) Effectiveness of Management and progress on various specific corporate initiatives, which accounted for the remaining 25% of the goal.
Operating FFO is defined as FFO excluding gains or losses on the sale of real estate not subject to depreciation (generally land) as well as certain other non-routine or non-recurring items. For 2013, these non-routine items included loss on interest rate contract, Archstone acquisition and joint venture costs, compensation plan update and severance charges, debt prepayment penalty and deferred finance charge write-off. We define FFO as net income or loss computed in accordance with generally accepted accounting principles, or GAAP, adjusted for (i) gains or losses on sales of previously depreciated operating communities; (ii) extraordinary gains or losses (as defined by GAAP); (iii) cumulative effect of change in accounting principle; (iv) impairment write-downs of depreciable real estate assets; (vi) write-downs of investments in affiliates due to a decrease in the value of depreciable real estate assets held by those affiliates; (vi) depreciation of real estate assets; and (vii) adjustments for unconsolidated partnerships and joint ventures.
NOI is defined as total revenue (as defined by GAAP) of a property or properties less direct property operating expenses. Development NOI and Redevelopment NOI represent the NOI attributable to our development and redevelopment communities, respectively.
The Company’s performance against these metrics was strong in 2013. After reviewing the Company’s performance in 2013 against the corporate goals established at the beginning of 2013, our Board determined that the Company achieved, for the corporate component of the annual bonus, 147% of target, as compared to a five year average of 112% for 2008-2012.

The average individual performance of our 2013 named executive officers (which contributed to their 2013 annual bonus) was judged to be 118% of target.
For two of our named executive officers, Messrs. Breslin and Birenbaum, business unit performance contributed to their annual cash and restricted stock bonus, and both of their business units were judged to have achieved 110% of target in 2013. Individual and business unit goals and achievements are discussed more fully below.
Multiyear Long Term Incentive Performance Award Program
For 2013, our multiyear long term incentive performance award program had as its sole performance metric Total Stockholder Return (“TSR”) measured over a three-year performance period on an absolute basis and on a relative basis against the FTSE NAREIT Equity Index and the FTSE NAREIT Apartment Index. The TSR metrics used for awards maturing on December 31, 2013 were as follows:

Performance Level and Metric(1) (relative performance stated as basis points(2) above or below index performance)
	Threshold	Target	Maximum
Absolute metric	6%	9%	12%
Relative to FTSE NAREIT Equity Index	-300 bp	+100 bp	+500 bp
Relative to FTSE NAREIT Apartment Index	-200 bp	+100 bp	+400 bp

(1)
  The absolute and relative metrics above reflect the metrics used for awards made in 2013 for the performance periods maturing on December 31, 2013, December 31, 2014, and December 31, 2015.
(2)
  A basis point (bp) equals one-one hundredth of a percent. 100 bp equals 1.0%.
Each metric independently accounts for one third of the total potential payout, with threshold, target and maximum achievement levels of 50%, 100% and 200%.
The Company’s Total Shareholder Return for the three year period ending on December 31, 2013, was 5.4% (below threshold), 531 basis points below the FTSE NAREIT Equity Index (below threshold), and 37 basis points below the FTSE NAREIT Apartment Index (77.2% of target). As a result, achievement under the Long Term Incentive Award Program for the awards maturing on December 31, 2013 was determined to be 25.7% of Target overall, with 0% of Target for absolute TSR, 0% of Target for performance relative to the FTSE NAREIT Equity Index, and 77.2% of Target for performance relative to the FTSE NAREIT Apartment Index. Therefore, our executives’ compensation included restricted stock for only 25.7% of the performance units maturing at the end of 2013.
For a reconciliation of FFO and related disclosure, see page 46 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. For a reconciliation of Operating FFO to FFO, see the Supplemental Appendix to Compensation Discussion and Analysis on page 34 of this Proxy Statement.

2013 Pay for Performance
In summary, under the metrics established for the Annual Bonus program, the Company’s performance, along with the individual performance of our named executive officers and the performance of their business units, where applicable, was judged to have exceeded target and therefore payouts under the Annual Bonus program exceeded target awards. At the same time, the Company’s Total Shareholder Return performance failed to meet our goals under the Long-Term Incentive program, and therefore actual payouts under that plan were below target. During the first quarter of 2014, our named executive officers also received supplemental restricted awards in respect of the successful integration of the Archstone acquisition, the largest acquisition in Company history, which enabled us to largely meet our geographic portfolio allocation objectives, increase brand penetration within our footprint, and enhance G&A and operating synergies at the corporate and site level.

FULL DISCUSSION
REVIEW OF 2013 COMPENSATION
Consideration of the Results of the 2013 Stockholder Advisory Vote on Executive Compensation

As previously announced at the 2013 Annual Meeting of Stockholders, the Company’s executive officer compensation for 2012 was approved by over 95% of the votes cast on the matter. The Compensation Committee and the Company considered these results to be an endorsement by stockholders of the Company’s target level and actual executive compensation.
Also as previously announced, in accordance with a majority of the votes cast at the 2011 Annual Meeting of Stockholders, the Company intends to hold an advisory stockholder vote on its executive compensation annually. The Company intends to hold an advisory vote on the frequency of such advisory votes on executive compensation at or before its 2017 Annual Meeting of Stockholders.
Objectives of Our Executive Compensation Programs

The primary objectives of our executive compensation programs are to: (i) attract, retain and motivate experienced, effective executives, (ii) direct the performance of those executives with clearly defined goals and measures of achievement, (iii) align management’s interest with stockholders’ interests, and (iv) assure that compensation is aligned with performance.
For 2013, we utilized a combination of cash and equity-based compensation to provide appropriate incentives for our executives. Executive officers were eligible to receive a combination of annual base salary; annual bonuses payable in a combination of cash and equity; and long-term incentive awards payable as restricted stock (or, at the officer’s election, partially as options). Executive officers were also eligible for other benefits, including elective participation in a deferred compensation plan, a 401(k) retirement savings plan, an employee stock purchase plan, and certain insurance benefits.
Our Board revised our compensation framework beginning in 2013 in order to increase the transparency of the program to officers and investors and to more closely align our long term equity awards with long term performance. Our annual bonus program emphasizes short term goals and our multiyear long term incentive performance award program for 2013 emphasized TSR measured on an absolute and a relative basis over a three-year performance period. Using performance awards that measure three-year TSR helps assure that the compensation of our officers is tied to long term shareholder return.
Components of Executive Compensation

The component elements of each named executive officer’s annual compensation for 2013 are set forth in the following table:

Base Salary	Annual Bonus	Long-Term Incentive Compensation	Other Miscellaneous Amounts
This amount, payable in cash, is generally established each year in February and effective in early March.
The threshold, target and maximum dollar value targets for 2013 bonuses were established in February 2013, with the annual bonus paid on February 28, 2014 based on an evaluation of achievements of 2013 goals, payable in cash and, for officers whose business performance is measured for bonus compensation purposes, an award of restricted stock that vests over three years.

An award is granted each year with a target number of restricted stock units that may be increased or decreased at the end of the three-year performance period depending on performance over the three-year period. Any restricted stock that is earned at the end of the three-year period is settled in the form of restricted stock (or at the officer’s election partially as options) that vests over time.

Each named executive officer received certain other compensation, such as amounts contributed to the named executive officer’s 401(k) accounts and certain insurance premiums, all of which are detailed in the Summary Compensation Table and the footnotes to the table.

In determining the base salary and the threshold, target, and maximum annual and long-term equity bonus for each named executive officer for a given year, the Compensation Committee generally considers a number of factors on a subjective basis, including (i) the scope of the officer’s responsibilities within the Company and in relation to comparable officers at various companies within the peer group referred to below; (ii) the experience of the officer within our industry and at the Company;
(iii) performance of the named executive officer and his or her contribution to the Company; (iv) the Company’s financial budget and general level of wage increases throughout the Company for the coming year; (v) a review of historical compensation information for the individual officer; (vi) a subjective determination of the compensation needed to motivate and retain that individual; (vii) the recommendations of the Chief Executive Officer (other than with regard to his own compensation); and

(viii) data regarding compensation paid to officers with comparable titles, positions or responsibilities at REITs that are considered by the Compensation Committee to be comparable for these purposes.(1) An officer’s target compensation is not mechanically set to be a particular percentage of the peer group average, although, as noted, the Compensation Committee does review the officer’s compensation relative to the peer group to help the Compensation Committee perform the subjective analysis described above. Peer group data is not used as the determining factor in setting compensation for the following reasons: (a) the officer’s role and experience within the Company may be different from the role and experience of comparable officers at the peer companies; (b) the average actual compensation for comparable officers at the peer companies may be the result of a year of over performance or under performance by the peer group; and (c) the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular officer should be made based on the full review described above.
The Company does not have specific, proportionate ratios to define the relative total compensation between the individual named executive officers, although the Compensation Committee from time to time does review the relationship in pay between executive officers to assure that relative compensation levels are appropriate and are designed to effectively motivate and retain executives.
In setting the total compensation of our executive officers, the Compensation Committee considers, for each executive officer, the approximate proportions of the different elements of total compensation that would be earned if compensation targets were achieved.
The following chart shows the proportions of the various elements of compensation that would have been earned by Mr. Naughton if compensation targets were achieved and not exceeded.

(1)
  In establishing base salary, annual bonus, and long-term incentive award targets, the REITs used for reference in the Compensation Committee’s review were: Apartment Investment and Management Company, Boston Properties, Inc., Camden Property Trust, Digital Realty Trust, Inc., Equity Residential, Essex Property Trust, Inc., Federal Realty Investment Trust, General Growth Properties, Inc.,
Host Hotels & Resorts, Inc., Kimco Realty Corporation, The Macerich Company, ProLogis, Inc., Public Storage, Inc., UDR, Inc., Ventas,Inc., and Vornado Realty Trust.

Allocation between base salary, annual bonus and long-term equity is determined by the Compensation Committee based upon its general consideration of the executive’s level within our organization. At the more senior levels, less of an officer’s total compensation is fixed and more is variable (i.e., in the form of cash bonuses and long-term equity awards). A significant percentage of the compensation of these senior executives for 2013 was composed of long-term equity for the following reasons: (i) we believe that the interests of these executives should be closely aligned with the interests of our stockholders; (ii) we want these individuals to maintain a long-term focus for the Company; and (iii) this type of pay arrangement is generally consistent with the compensation practices of our peer companies. In accordance with SEC rules, the five named executive officers shown in the executive compensation tables were identified based upon title (for CEO and CFO) and total compensation (as calculated in accordance with the Summary Compensation Table) of officers who are in charge of a principal business unit, division, or function or who perform a policymaking function.
The Compensation Committee views the granting of restricted stock (and stock options where applicable) as a means of aligning management and stockholder interests, incenting and rewarding management’s long-term perspective, and retaining the services of the executive. Stock awards are designed to provide long-term performance incentives and rewards tied to the price of our Common Stock. The Compensation Committee supports the use of stock awards for the following reasons: they have a strong retentive feature both during vesting and (in the case of options) after vesting; they provide a strong incentive to officers to maximize company performance; and they keep our compensation programs competitive with our peers. Restricted stock awards provide a retentive feature as they retain their value even if our stock price declines; they provide a current and immediate return to officers and thus are viewed as an important part of compensation; and they provide immediate exposure to the effect of a decline in stock price, thus aligning the interests of officers with our stockholders in protecting the value of our company.
In connection with the transition beginning in 2013 to a new long-term incentive program, 15% of the awards of restricted stock in respect of the 2013 bonus programs vested on March 1, 2014, and 42.5% will vest on each of the next two anniversaries of such date, subject to accelerated vesting in the case of termination of employment due to retirement (as defined below), termination without cause, death, disability or sale event. Under the Company’s current program, awards in respect of 2014 and thereafter will vest over a three year period in three annual installments. Dividends are paid on restricted stock (but not on unearned performance awards), and the amounts of dividends on restricted stock received by each of the named executive officers during 2013 is included in the Summary Compensation Table on page 35 of this Proxy Statement.
“Retirement” for purposes of our long-term incentive awards, including stock option grants and restricted stock awards, generally means the termination of employment and other business relationships, other than for cause, when the sum of the following equals or exceeds 70 years: (i) the number of full months (converted to years) of employment and other business relationships with the Company and any predecessor company
(must be at least 120 months) and (ii) the employee’s age on the date of termination (must be at least 50 years old). To qualify for retirement, the employee must also give six months’ prior written notice to the Company of his intention to retire and enter into a one year non-solicitation and non-competition agreement. The Compensation Committee believes that this definition of retirement is appropriate and rewards long-term contributions of employees to the Company. Messrs. Naughton, Sargeant and Horey currently meet the 70 years age/service requirement. Mr. Breslin will meet that requirement in December 2019. Mr. Birenbaum will meet the requirement in June 2019. As previously announced, Mr. Sargeant will retire (consistent with this definition) on May 31, 2014. The Compensation Committee believes that there is a retentive element to long-term incentive awards even for those officers who are eligible to benefit from accelerated vesting upon retirement. For example, in the case of stock options, retirement would trigger a period during which options must be exercised or forfeited. Continuing to have an employment or other business relationship with the Company, by contrast, would allow the officer to exercise an option at any time between the vesting of the option and the expiration of the original ten-year term of the option. In addition, there is a disincentive to retire because six months’ notice must be given and a one-year non-competition agreement would apply that restricts the officer’s ability to work for any of the Company’s competitors.
Establishment of Goals

At the beginning of each year, the Company’s management proposes corporate goals for that year for the annual bonus program and long-term incentive program. The Compensation Committee reviews these proposed goals, adopts any revisions it may deem appropriate, and recommends the final corporate goals to the full Board of Directors for ratification and approval by a vote of the independent directors who qualify for membership on the Compensation Committee. Annual business unit goals are drafted by the head of each business unit and reviewed, modified and approved by the Chief Executive Officer. The individual goals for the annual bonus program are determined in a similar manner, with the exception that the goals for the Chief Executive Officer are determined by the Compensation Committee and ratified by the independent directors of the Board who would qualify for membership on the Compensation Committee.
At the end of each year, the Chief Executive Officer reviews and recommends to the Compensation Committee the achievement of corporate goals for both the annual bonus program and the long-term incentive program, and the business unit and individual goals for the annual bonus program for the other named executive officers as well as any pay changes. With regard to pay changes, the Compensation Committee reviews the Chief Executive Officer’s recommendations (for executives other than the Chief Executive Officer), may review competitive market data, and consults with a third party compensation consultant to the extent it deems appropriate. Recommendations for bonus awards and compensation changes for the Chief Executive Officer and all executive officers are approved by the Compensation Committee and are then ratified by the independent directors of the Board who would qualify for membership on the Compensation Committee. All annual stock awards are generally effective on the date (usually in February each year) of ratification, but may be delayed to a date after such ratification if there is a pending announcement by the Company of material non-public information, such as an earnings release. The Compensation Committee has engaged Steven Hall & Partners, an executive compensation consulting firm, to provide it with advice and counsel on executive and board compensation, as well as competitive pay practices. Steven Hall & Partners did not provide any services directly to the Company or its management. The Company uses the services of FPL Associates, another compensation consulting firm, to provide it with advice, competitive pay practices and data, compensation design work and other review services, including assistance with preparing a termination payment analysis and calculating the Black-Scholes value of the Company’s options at year end. The Compensation Committee undertook an assessment of whether any material conflict of interest exists in connection with the services of Steven Hall & Partners to the Compensation Committee or the services of FPL Associates to management and concluded that there was no such material conflict of interest.

Review of 2013 Base Salary

Following were the base salaries established for 2013 for each of the named executive officers.

Name	Base Salary ($)
Mr. Naughton	950,000
Mr. Sargeant	525,000
Mr. Horey	425,000
Mr. Breslin	425,000
Mr. Birenbaum	400,000

Review of 2013 Annual Bonus

The following table sets forth the target, threshold and maximum annual bonus established in February 2013 and the actual bonus award made in February 2014 with respect to performance in 2013 for each of the named executive officers. These goals and achievements are discussed further below.

Name	Threshold ($)	Target ($)	Maximum ($)	Actual Cash Bonus ($)	Value of Actual Restricted Stock Awarded ($)
Mr. Naughton	593,750	1,187,500	2,375,000	1,666,359	—
Mr. Sargeant	262,500	525,000	1,050,000	736,706	—
Mr. Horey	170,000	340,000	680,000	477,105	—
Mr. Breslin	353,750	707,500	1,415,000	423,708	402,229
Mr. Birenbaum	263,950	527,900	1,055,800	405,888	228,690

The actual bonuses awarded above reflect (1) the achievement of specific Company performance goals, (2) the performance of the officer’s business unit, where applicable, and (3) the performance of the individual officer. Various weightings are applied to each category based on each officer’s position and his or her ability to impact performance for the Company as a whole or a particular business unit.
For 2013, the following categories of performance goals and relative weightings were approved for the annual bonus program:

	Weight of Each Component
Name	Corporate	Business Unit	Individual
Mr. Naughton	75%	—	25%
Mr. Sargeant	75%	—	25%
Mr. Horey	75%	—	25%
Mr. Breslin	40%	40%	20%
Mr. Birenbaum	40%	40%	20%

The corporate component of the annual bonus included four categories of performance goals, with weightings applicable to each goal set in advance. The following corporate goals were established for 2013:
(i)
  The achievement of a targeted level of Operating FFO per share composed 50% of total corporate performance. Operating FFO on an absolute basis was set at $5.85 per share for the achievement of threshold performance, $6.15 per share for the achievement of target performance, and $6.45 per share for the achievement of maximum performance. Actual 2013 Operating FFO on an absolute basis was determined to be $6.23 per share.
(ii)
  The operating performance of development and redevelopment activities, as compared to the original budgeted performance, made up 15% of the total corporate performance, split evenly between development performance and redevelopment performance. Meeting budgeted net operating income (“NOI”) for this component was determined to be target performance. For Development NOI, 7.5% below budgeted Development NOI was threshold performance, and exceeding budgeted Development NOI by 7.5% or more was maximum performance. For Redevelopment NOI, 3.0% below budgeted Redevelopment NOI was threshold performance, and exceeding budgeted NOI by 3.0% was maximum performance. In 2013 budgeted Development NOI was approximately $30.9M and actual Development NOI achievement was $33.9M. In 2013, budgeted Redevelopment NOI was approximately $43.8M and actual Redevelopment NOI was $45.8M.
(iii)
  The Development yield performance for communities stabilizing during the year as compared to the pre-established target yield for such developments represented 10% of the total corporate performance. Target achievement of this goal was set at meeting the pre-established target yield, with threshold performance being 0.75 percentage points below the target yield and maximum being 0.75 percentage points above the target yield. Actual performance was approximately 0.75% above the target yield.
(iv)
  The effectiveness of management (defined as general and administrative management, talent management and leadership development, balance sheet management, portfolio management, and capital and liquidity management) and progress on various corporate initiatives made up 25% of the total corporate performance metrics for 2013. For 2013, the Compensation Committee determined that achievement on this category was 135% of target.

These goals, metrics and achievement are graphically illustrated in the following charts:

Corporate Goals and Achievement for Annual Incentive
Operating FFO Per Share	Development NOI

Performance: Actual 2013 Operating FFO was $6.23 per share	Performance: Actual 2013 Development NOI was 10% above budget
Redevelopment NOI

Performance: Actual 2013 Redevelopment NOI was 4.6% above budget
Development Yield Metric	Effectiveness of Management

Performance: Actual yield was .75% above the target yield	Performance: Effectiveness of Management was determined by the Compensation Committee to be 135% of target

Overall, achievement of the corporate component of performance for 2013 for annual bonuses was determined to be 147% of target.

Business Unit Goals and Achievement:   As noted above, of the five named executive officers, Messrs. Breslin and Birenbaum received an annual bonus based in part upon the achievement of their business unit.
Mr. Breslin’s business unit component was based on the achievements of the Residential Services, Investments and Redevelopment & Asset Management groups, for which Mr. Breslin has direct oversight responsibility. The major goals of these groups in 2013 included: (i) the achievement of certain absolute and relative revenue, expense and net operating income targets for the Company’s portfolio of properties; (ii) redevelopment start volume and the completion of redevelopment communities at stabilized yields at or above pro forma expectations; and (iii) the Company’s acquisition and disposition volume for the year. For 2013, the overall achievement for Mr. Breslin’s business unit was determined to be 110% of target.
Mr. Birenbaum’s business unit component was based on the achievements of the Market Research, Design and Customer Insight/Marketing groups, for which Mr. Birenbaum has direct oversight responsibility. The major goals of these groups in 2013 included: (i) updating revenue growth models; (ii) benchmarking asset level performance against peers; (iii) further development of the market presentation of the Company’s three major brands, including social media presence and reputation; and (iv) supporting the design of new development and redevelopment starts. For 2013, the overall achievement for Mr. Birenbaum’s business unit was determined to be 110% of target.
Individual Goals and Achievement:   Individual goals for the officers include the executive’s leadership and managerial performance and are evaluated on a subjective basis annually. Individual performance for Mr. Naughton was determined by the Compensation Committee. The Committee also determined individual performance for the other named executive officers after receiving recommendations from Mr. Naughton. The Compensation Committee determinations were ratified and approved by the independent members of the Board who are qualified to serve on the Compensation Committee.
Mr. Naughton’s individual goals for 2013 included (i) ensuring effective management through the organization’s transition to new leadership; (ii) continuing to develop our Avalon, AVA and Eaves brands; (iii) identifying and capitalizing on growth opportunities; and (iv) maintaining a strong balance sheet and effectively managing capital.
Individual goals for Mr. Sargeant in 2013 included (i) management of the Company’s capital plan; (ii) finalizing the reorganization of the Financial Services group; (iii) continued focus on oversight of the Company’s shared service center; and (iv) directing the Company’s investor relations efforts.
Mr. Horey’s individual goals in 2013 included (i) leading the successful integration of the Archstone acquisition, including the winding down of the interim Archstone organization and the transition of systems to the Company’s platforms; (ii) identifying and driving the priorities of the Revenue Management, Human Resources, and Information Systems groups, including organizational change and infrastructure; (iii) leading initiatives and infrastructure projects for the Company; (iv) managing the goals and performance of the Operational Services and Support, Corporate and Investment Services, and Property Tax groups; and (v) managing the general and administrative resources of the Company.
Mr. Breslin’s individual goals in 2013 included (i) completing the closing of the Archstone acquisition; (ii) successfully integrating the Archstone communities and associates into the Company’s operating organization; (iii) re-aligning the leadership of the company’s Redevelopment and Asset Management platform for future growth; (iv) ensuring the successful execution of the Company’s disposition plan; and (v) effectively managing the lease up performance of the Company’s Development and Redevelopment communities.
Mr. Birenbaum’s individual goals in 2013 included (i) coordinating the closing of the Archstone acquisition and integration, with a particular focus on Archstone development rights and projects acquired; (ii) representing the Company’s interests in the Archstone residual asset joint venture; (iii) managing the Company’s Management Investment Committee through a year of record transaction volume; (iv) supporting investor relations efforts; and (v) leading the Company’s sustainability efforts.
The achievement of individual goals by each of the named executive officers in 2013 was determined to be within 20% of individual target performance.
The actual annual bonus paid in 2014 with respect to performance in 2013 for each of the named executive officers as included in the table above, and in the Summary Compensation Table on page 35 of this Proxy Statement, under the column “Non-Equity Incentive Plan Compensation,” were determined in accordance with the original methodology and goals described above.

Review of 2013 Long-Term Incentive Awards
Our multi-year, long-term incentive award program began in 2013. Under this program, it is anticipated that performance awards will be granted each year with a target number of restricted stock units that may be reduced or increased at the end of the performance period depending on achievement against the set metrics. For 2013, the metric was TSR measured on an absolute and a relative basis over a three-year performance period. To transition to the new long term incentive program, in February 2013 the Board granted three performance awards to each participant. Each award measures TSR over a three-year period, with one award maturing on December 31, 2013, one on December 31, 2014 and one on December 31, 2015. An officer must be employed with the Company at the end of the performance period to receive a payout under the performance award for each period.

The absolute and relative metrics under the performance awards made in 2013 are as follows:

Performance Level and Metric(1) (relative performance stated as basis points(2) above or below index performance)
	Threshold	Target	Maximum
Absolute metric	6%	9%	12%
Relative to FTSE NAREIT Equity Index	-300 bp	+100 bp	+500 bp
Relative to FTSE NAREIT Apartment Index	-200 bp	+100 bp	+400 bp

(1)
  The absolute and relative metrics above reflect the metrics used for the awards made in 2013 for the performance periods maturing on December 31, 2013, December 31, 2014, and December 31, 2015.
(2)
  A basis point (bp) equals one-one hundredth of a percent. 100 bp equals 1.0%.
Each metric independently accounts for one third of the total potential payout, with the threshold, target and maximum achievement levels of 50%, 100% and 200%.
Officers have the right to elect, prior to the end of a performance period, that employee stock options (valued at the Black-Scholes value of an option at the end of the performance period, as adjusted for changes in the stock price through the date of the actual award) be awarded in lieu of 25% of the value of the restricted stock that would otherwise be awarded in respect of that year’s annual bonus and maturing performance award. Restricted stock and options awarded at the end of the performance period are subject to vesting over three years.
To address the transition to the new program, restricted stock awarded in February 2014 in respect of the 2013 annual bonus and maturing long-term performance award had the following vesting schedule: 15% on March 1, 2014 and 42.5% on the next two anniversaries of that date.

The following table sets forth the target number of restricted stock units awarded each named executive officer in February 2013 for their performance awards associated with the performance periods ending on December 31, 2013, December 31, 2014, and December 31, 2015.

Performance Period	Mr. Naughton	Mr. Sargeant	Mr. Horey	Mr. Breslin	Mr. Birenbaum
2011-2013	20,061	8,063	5,260	2,822	3,241
2012-2014	20,061	8,063	5,260	2,822	3,241
2013-2015	20,061	8,063	5,260	2,822	3,421

The Company’s Total Stockholder Return (on an annualized, compounded three year basis adjusted to reflect use of the average stock price and index value for 20 trading days at the beginning and end of the performance period) as of December 31, 2013, was 5.4%, while TSR for the same period for the FTSE NAREIT Equity Index was 10.7%, and for the FTSE NAREIT Apartment Index was 5.8%. As a result, achievement under the Long Term Incentive Award Program for the awards maturing on December 31, 2013 was determined to be 25.7% of Target overall, with 0% of Target for absolute TSR, 0% of Target for performance relative to the FTSE NAREIT Equity Index, and 77.2% of Target for performance relative to the FTSE NAREIT Apartment Index.

Achievement of Long-Term Incentive Goals
Absolute Total Shareholder Return	Total Shareholder Return Relative to FTSE NAREIT Equity Index

Performance: 5.4% (Below Threshold)	Performance: -531 bp (Below Threshold)
Total Shareholder Return Relative to FTSE NAREIT Apartment Index

Performance: -37 bp (77.2% of Target)

Based on these results, the named executive officers received the following number of shares of restricted stock on February 13, 2014, in respect of the performance awards maturing on December 31, 2013, representing 25.7% of the restricted stock units relating to such period as described above. These shares have the following vesting schedule: 15% on March 1, 2014, and 42.5% on each of March 1, 2015, and March 1, 2016.

Performance Period	Mr. Naughton	Mr. Sargeant	Mr. Horey	Mr. Breslin	Mr. Birenbaum
2011-2013	5,157	2,073	1,352	725	833

Supplemental Archstone Awards
Also in the first quarter of 2013, in consideration of the significant efforts and accomplishments associated with the closing of the Archstone acquisition, our Board approved the following special grants of restricted stock and employee stock options to the named executive officers:

	Restricted Stock(1)	Stock Options(2)
Mr. Naughton	10,569	26,634
Mr. Sargeant	2,642	6,659
Mr. Horey	1,972	5,044
Mr. Breslin	3,944	10,089
Mr. Birenbaum	1,972	5,044

(1)
  20% of the shares vested on April 1, 2013, and the remaining 80% vest in four annual installments beginning on March 1, 2014.
(2)
  These options have a strike price of $126.78 and vest in three annual installments beginning on March 13, 2014.
Realized Pay for 2013 Performance
The following table shows one way in which our Compensation Committee looks at the compensation paid and awarded to each of the named executive officers for service and performance with respect to 2013. This table differs from the Summary Compensation Table provided on page 35, which includes several items that are driven by accounting and actuarial assumptions that are not necessarily reflective of the compensation actually realized by the executive in a particular year. The primary difference between this supplemental table and the Summary Compensation Table is the method used to value long-term performance award units, stock options and stock awards. SEC rules require that the grant date fair value of all performance award units, stock options and stock awards be reported in the Summary Compensation Table in the row for the year in which they were granted, regardless of which year the awards were made with respect to or which year the awards pay out in the form of restricted shares of stock. As a result, a significant portion of the total compensation reported in the Summary Compensation Table relates to awards made for performance in prior years or, in the case of performance awards, awards for future years in which performance has not yet been determined and for which the value is uncertain (and which may end up having no value at all). In contrast, this table is provided to illustrate the actual cash, restricted shares of stock and employee stock options received by each named executive officer for service and performance in 2013. Note that the amounts reported below differ substantially from the amounts determined under SEC rules and reported in the Summary Compensation Table on page 35 and this table is not a substitute for the Summary Compensation Table.

			Annual Bonus and LTI Awards		All Other Compensation ($)(3)
Name and Principal Position	Year	Salary ($)	Restricted Stock(1)	Cash(2)		Total ($)(4)
Tim Naughton	2013	921,154	1,315,489	1,666,359	155,321	4,058,323
Chairman and Chief Executive Officer
Tom Sargeant	2013	520,192	337,120	736,706	122,653	1,716,671
Chief Financial Officer
Leo Horey	2013	420,192	372,051	477,105	63,106	1,332,454
Chief Administrative Officer
Sean Breslin	2013	418,269	617,682	423,708	45,092	1,504,751
EVP, Investments and Asset Management
Matt Birenbaum	2013	395,192	453,897	405,888	23,239	1,278,216
EVP, Corporate Strategy

(1)
  Amounts in this column reflect the value of shares of restricted stock awarded in February 2014 (i) with respect to performance under the Annual Bonus program in 2013, (ii) for achievement under the long-term incentive performance awards maturing on December 31, 2013, and (iii) with respect to supplemental awards made in February 2014 related to the Archstone Integration, all with a value per share of $128.34, the closing price of the Company’s common stock on the NYSE on the date of the award.
(2)
  Amounts in this column reflect the cash awards made in February 2014 with respect to performance under the Annual Bonus program in 2013.
(3)
  Amounts in this column include the same components described in the “All Other Compensation” column of the Summary Compensation Table.
(4)
  The value of the shares of restricted stock and stock options awarded to the named executive officers in March 2013 related to their work in signing and closing the Archstone transaction in 2012 and early 2013 is not included in this table. Using, as of the award date, the closing stock price for the shares so awarded and the Black-Scholes value of the options so awarded, those awards had the following values for the named executive officers: Mr. Naughton - $2,014,044; Mr. Sargeant - $503,492; Mr. Horey - $377,674; Mr. Breslin - $755,373; and Mr. Birenbaum - $377,674.

2014 COMPENSATION

The following compensation will apply for the named executive officers with respect to 2014 performance, other than for Mr. Sargeant, who has announced that he will retire effective May 31, 2014:
Base Salary for 2014, effective March 2, 2014:

Name	Base Salary ($)
Mr. Naughton	950,000
Mr. Horey	450,000
Mr. Breslin	450,000
Mr. Birenbaum	450,000

The target, threshold and maximum annual bonus for that officer:

	Annual Cash Bonus Targets			Annual Restricted Stock Bonus Targets
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Naughton	593,750	1,187,500	2,375,000	—-	—-	—-
Mr. Horey	180,000	360,000	720,000	—-	—-	—-
Mr. Breslin	225,000	450,000	900,000	181,250	362,500	725,000
Mr. Birenbaum	225,000	450,000	900,000	132,500	265,000	530,000

The target, threshold and maximum number of performance units that may be earned at the end of 2014:

	Long-Term Incentive Award Targets Units Maturing in 2014(1)
Name	Threshold (#)	Target (#)	Maximum (#)
Mr. Naughton	12,938	25,876	51,752
Mr. Horey	3,425	6,850	13,700
Mr. Breslin	2,264	4,528	9,056
Mr. Birenbaum	2,640	5,279	10,558

(1)
  Includes units granted in February 2013 with respect to Total Shareholder Return metrics for the 2012-2014 measurement period and units granted in February 2014 with respect to relative operating FFO per share growth and leverage metrics for a 1-year measurement period.
Also in the first quarter of 2014, in consideration of the efforts associated with the integration of the operations and assets acquired as part of the Archstone acquisition, our Board approved the following special grants of restricted stock to the named executive officers:

Restricted Stock(1)
Mr. Naughton	5,093
Mr. Sargeant	554
Mr. Horey	1,547
Mr. Breslin	954
Mr. Birenbaum	922

(1)
  These shares of restricted stock will vest in three equal annual installments beginning on March 1, 2015.
Other Benefits

Pursuant to our Deferred Compensation Plan, certain employees, including the named executive officers, may defer up to 25% of base annual salary and up to 50% of annual cash bonus on a pre-tax basis and receive a tax-deferred return on those deferrals. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned in the following year. Participating employees direct the deemed investment of their deferral accounts by selecting among certain available investments in mutual funds.
We have an employee stock purchase plan that allows our employees the opportunity to purchase up to $25,000 of our Common Stock per year at a 15% discount to the lower of the closing price of the Common Stock, as reported on the NYSE, on the first business day of the Purchase Period or the closing price of the Common Stock on the last day of the Purchase Period. For 2013 the Purchase Period was defined as the seven-month period beginning on April 1 and ending on October 31 of a calendar year. Beginning in 2014, there will be two Purchase Periods, January 1 – June 10th and July 1 – December 10th with the opportunity to purchase up to $12,500 of our Common Stock at the discounted rate previously mentioned during each of the two purchase periods (up to $25,000 annually).
In addition, we maintain a 401(k) retirement savings plan and annually match 50% of the first six percent of base salary and bonus contributed to such plan by any employee (subject to certain tax limitations). We offer medical, dental and vision plans, a portion of the cost of which is paid by the employee. We also provide life insurance, accidental dismemberment insurance, and short-term and long-term disability insurance for each employee. Messrs. Naughton, Sargeant and Horey each have employment agreements with the Company pursuant to which certain other benefits are provided to them. The terms of each of such employment agreement are described in “Potential Payments Upon Termination or Sale Event” below.
Compensation Policies

Executive Stock Ownership Guidelines. The Company believes that stock ownership by its executive officers is important and has established formal Executive Stock Ownership Guidelines for officers who are subject to reporting under Section 16 of the Exchange Act. These guidelines provide that persons holding the title of Chairman of the Board, Chief Executive Officer or President are expected to maintain ownership of Common Stock (including unvested restricted shares) equal to six times their base salary. The multiples that apply to other covered officers are as follows: Chief Financial Officer and Executive Vice Presidents—three times; Senior Vice Presidents—one and one-half times; Vice Presidents—one time. The full text of the Executive Stock Ownership Guidelines, which includes the time periods by which such ownership must be achieved and a retention policy during periods of non-achievement, is posted on the “Investors” section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.” The Company also has Director Stock Ownership Guidelines as discussed in “Director Compensation and Director Stock Ownership Guidelines.”
Prohibition Against Hedging, Pledging or Borrowing Against Company Stock. The Company has adopted a formal policy prohibiting its executive officers and directors from (i) borrowing money from a broker or other lender that is secured by Company securities without the consent of the Company, and (ii) holding Company securities in a brokerage account that has outstanding “margin” debt. In addition, the policy prohibits sales of Company securities by an executive officer or director if he or she does not own the security at the time of the sale (a “Short Sale”), and prohibits the buying or selling of puts or calls in respect of any Company securities.
Severance Policy. The Board has adopted a Policy Regarding Shareholder Approval of Future Severance Agreements (the
“Severance Policy”). The Severance Policy generally provides that the Company will not, without shareholder approval or ratification, enter into or bind the Company to the terms of any future severance agreement with a senior executive officer that provides for severance benefits in excess of 2.99 times the sum of the officer’s base salary plus annual bonus. The Severance Policy, which is posted on the “Investors” section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents,” provides additional detail regarding the application of this policy.
Policy on Recoupment of Incentive Compensation (Clawback Policy). The Board has adopted a Policy for Recoupment of Incentive Compensation (i.e., a compensation clawback policy), which applies to senior officers (generally senior vice presidents and above). Pursuant to this policy, in the event the Company is required to prepare an accounting restatement due to the material non-compliance of the Company with any financial reporting requirement, then an independent committee of the Board of Directors may require any covered officer to repay to the Company all or part of any “Excess Compensation” that such officer had previously received. Excess Compensation is defined as that part of the incentive compensation received by a covered officer during the 3-year period preceding the publication of the restated financial statement that was in excess of the amount that such officer would have received had such incentive compensation been calculated based on the financial results reported in the restated financial statement. The full text of the policy is posted on the “Investors” section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.”
Practices with regard to dates and pricing of stock and option grants

The Compensation Committee determines the number of shares underlying options and shares of restricted stock to award to each officer as part of annual compensation. Those members of the Board of Directors who would qualify for service on the Compensation Committee review and ratify these awards at the Board’s regularly scheduled February meeting. The award date for options and stock grants is generally the date of ratification, but may be delayed to a date after such ratification if there is a pending announcement by the Company of material non-public information, such as an earnings release. The exercise price of each option granted is the closing price of our Common Stock on the award date.

In all cases, our options are granted: (i) on the dates described above; (ii) on the date of a new hire’s start with the Company as approved by the CEO in advance of the start date; (iii) on the date of approval by the CEO for retention or recognition purposes up to a Board-authorized maximum value of $100,000; or (iv) on the date of a terminated senior executive’s departure from the Company, as set out in formal terms approved by the
Compensation Committee in advance. Option exercise prices are determined by the NYSE closing price of our Common Stock on the date of grant. Additionally, all officers must receive prior authorization for any purchase or sale of our Common Stock, which, in the case of open market transactions, is generally only given during approved trading windows established in advance based upon earnings release dates.
Risk Considerations

The Compensation Committee reviewed and considered risks arising from the Company’s compensation policies and practices for its employees. This review included consideration of the following specific elements of the Company’s executive compensation policies and procedures:
•
  annual bonus and long-term incentive awards are based upon pre-existing, defined goals;
•
  annual goals contain multiple financial targets, including performance against a pre-approved budget;
•
  performance goals include both absolute performance and performance relative to industry peers;
•
  annual goals balance financial and non-financial performance;
•
  goals include corporate, business unit, and individual performance goals;
•
  performance goals include achievement against both single year and multiyear metrics;
•
  executive compensation is structured as a mix among salary, cash bonus, and equity awards;
•
  equity awards vest over time;
•
  bonus and long-term equity programs include maximum payouts or “caps”;
•
  all unvested equity awards are forfeited upon a termination for cause or voluntary termination under certain circumstances;
•
  the CEO’s individual goals include a goal addressing appropriate leverage ratios;
•
  achievement of metrics is not determined on an “all or nothing” basis, but rather goals may be achieved on a graduated basis based on performance against the stated target; and
•
  while awards are generally made in relation to performance against specific goals, the Compensation Committee retains the discretion to adjust annual bonuses of cash and restricted stock as may be warranted by specific circumstances.
Following this review, the Compensation Committee concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company at this time.
Section 162(m)

The SEC requires that this report comment upon the Company’s policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility on the Company’s tax return of compensation over $1 million to the CEO and any of its three other most highly paid executive officers (other than the CFO) unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company’s stockholders. The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company’s net income. If that compensation does not qualify for a deduction under Section 162(m), there could be a modest effect on the Company’s dividend requirements to qualify as a REIT or on the tax characterization of such dividends. The Company does not believe that Section 162(m) will materially affect its dividend requirements or the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Supplemental Appendix to Compensation Discussion and Analysis

The table below shows the adjustments to the Company’s FFO for 2013 for non-routine items referred to on page 18 of this Proxy Statement.

2013
FFO per share, actual	$5.50
Non-Routine Items
Loss on interest rate contract	0.40
Archstone acquisition and joint venture costs	0.63
Compensation plan update and severance charges	0.03
Debt prepayment penalty and deferred finance charge write-off	0.12
FFO per share, as adjusted for non-routine items	$6.23

Compensation Committee Report
The Compensation Committee of the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities and Exchange Commission with management and, based on such review and discussions, the Compensation
Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee
Peter S. Rummell (Chair)
Lance R. Primis
H. Jay Sarles
W. Edward Walter
Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of Peter S. Rummell, Lance R. Primis, H. Jay Sarles, and W. Edward Walter. None of them has served as an officer of the Company or any of its subsidiaries. No member of the Compensation Committee has any other business relationship or affiliation with the Company or any of its subsidiaries (other than his service as a director).

Summary Compensation Table
The table below summarizes the compensation amounts paid in or earned by each of the named executive officers for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011, except in the case of Messrs. Breslin and Birenbaum, who became named executive officers in 2013. For 2013, the amounts under “Stock Awards” and “Total Compensation” include the grant date value of three performance awards made in February 2013 and maturing at the end of 2013, 2014 and 2015, and subject to vesting requirements thereafter.
Executives are eligible to defer a portion of their salaries and bonuses under our Deferred Compensation Plan. The amounts shown below are before any deferrals under the Nonqualified Deferred Compensation Plan. Amounts deferred in 2013 are shown in the Nonqualified Deferred Compensation Table beginning on page 41 below.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)		Option Awards ($)(2)(4)		Non-equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)	(i)	(j)
Tim Naughton	2013	921,154	—	7,189,042	(8)	1,461,866	(9)	1,666,359	—	155,321	11,393,742
Chief Executive Officer	2012	799,038	—	1,073,305		540,388		1,252,742	—	166,870	3,832,343
	2011	750,000	—	944,709		490,480		959,063	—	173,146	3,317,399
Tom Sargeant	2013	520,192	—	2,772,187	(10)	526,622	(11)	736,706	—	122,653	4,678,360
Chief Financial Officer	2012	499,231	—	697,722		351,244		613,680	—	133,672	2,295,549
	2011	460,000	—	1,614,019		318,814		524,228	—	111,105	3,028,166
Leo Horey	2013	420,192	—	1,823,245	(12)	353,266	(13)	477,105	—	63,106	3,136,914
Chief Administrative Officer	2012	396,154	—	436,741		219,850		393,539	—	78,811	1,525,095
	2011	380,000	—	694,853		205,036		400,368	—	75,559	1,755,815
Sean Breslin	2013	418,269	—	1,531,444	(14)	466,327	(15)	423,708	—	45,092	2,884,840
EVP, Investments & Asset	2012		—						—
Management	2011		—						—
Matt Birenbaum	2013	395,192	—	1,312,165	(16)	314,019	(17)	405,888	—	23,239	2,450,503
EVP, Corporate Strategy	2012		—						—
	2011		—						—

(1)
  The amounts shown as salary in column (c) reflect actual payments received in each indicated year, which may vary slightly from the salary described in the Compensation Discussion and Analysis as a result of (i) the number of pay periods in each calendar year and (ii) the fact that any salary increases did not go into effect until early March of each year.
(2)
  The amounts in column (e) and column (f) include restricted stock and option awards actually granted during the fiscal year for service in the prior fiscal year. For example, the row for 2013 includes the value of stock and option awards made in February 2013 with respect to 2012 service.
(3)
  The amounts in column (e) reflect the aggregate grant date fair value for awards made in the fiscal years ended December 31, 2011, December 31, 2012, and December 31, 2013 computed in accordance with FASB ASC Topic 718 for restricted stock awards and performance unit awards made pursuant to the Company’s 2009 Stock Option and Incentive Plan. The value of restricted stock awards is based solely on the closing price of our Common Stock on the NYSE on the date of grant; as a result, no assumptions were used in the calculation of this value. The value of performance unit awards (which were made for measurement periods maturing at the end of 2013, 2014, and 2015) is based on the Monte Carlo value. The awards for performance periods 2011-2013, 2012-2014, and 2013-2015 were valued using the Monte Carlo values of $74.37 per unit, $59.39 per unit, and $76.03 per unit, respectively. The value of each of the 2011-2013, 2012-2014 and 2013-2015 performance unit awards, if earned at maximum and valued at the closing price of our Common Stock on the NYSE on the date of grant, for the named executive officers is: Mr. Naughton—$5,225,088; Mr. Sargeant—$2,100,089; Mr. Horey—$1,370,020; Mr. Breslin—$735,018; and Mr. Birenbaum—$844,151. In the case of Mr. Sargeant and Mr. Horey the amounts in this column for 2011 include Supplemental Awards granted on December 30, 2011.
(4)
  The amounts in column (f) reflect the aggregate grant date fair value for awards made pursuant to the Company’s 2009 Stock Option and Incentive Plan in the fiscal years ended December 31, 2011, December 31, 2012, and December 31, 2013 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in footnote 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2014.
(5)
  The amounts shown in column (g) reflect the cash awards to the named individuals determined by the Compensation Committee in February of the following year (based upon the achievement of the performance metrics established in the year indicated, as more fully described in the Compensation Discussion and Analysis above) and ratified by the members of the full Board of Directors who would be qualified to serve on the Compensation Committee.

(6)
  All earnings under the Company’s nonqualified deferred compensation program are determined by reference to returns of actual mutual funds and the Company does not consider such earnings to be above market.
(7)
  For 2013, the amounts shown in column (i) include, for each named executive officer (a) dividends paid on unvested shares of restricted stock during 2013 in the following amounts: Mr. Naughton—$111,339; Mr. Sargeant—$86,296; Mr. Horey—$44,973; Mr. Breslin—$36,559; and Mr. Birenbaum—$14,654; (b) amounts contributed by the Company to the named executive officers’ 401(k) accounts in the amount of $7,650 each, and (c) premiums paid by the Company on disability insurance in the following amounts: Mr. Naughton—$3,491; Mr. Sargeant—$2,991; Mr. Horey—$0, Mr. Breslin—$0; and Mr.Birenbaum—$0. The amounts shown in column (i) also include premiums paid by the Company in 2013 for Company-owned life insurance policies on the lives of such named executive officers for which the Company has endorsed the respective policies so that any death benefit, in excess of the cumulative premiums paid by the Company, will be paid to the beneficiaries of the deceased, which premiums were in the following amounts for each officer (such amounts representing payment of a whole-life premium which builds cash value in the Company-owned policy to support future repayment of the cumulative premiums; see “Potential Payments Upon Termination or Sale Event—Endorsement Split Dollar Agreements”): Mr. Naughton—$32,841; Mr. Sargeant—$25,716; Mr. Horey—$10,483; Mr. Breslin—$0; and Mr. Birenbaum—$0. The amount shown includes premiums for Mr. Breslin in the amount of $883 and for Mr. Birenbaum in the amount of $935 paid by the Company for a standard term life insurance policy in the face amount of $750,000.
(8)
  Stock awards for Mr. Naughton in 2013 include the following: 12,597 shares of restricted stock awarded in respect of 2012 performance; 10,569 shares of restricted stock awarded in respect of the closing of the Archstone acquisition; three performance unit awards consisting of 20,061 target performance units each maturing at the end of 2013, 2014, and 2015, which are subject to time-based vesting thereafter.
(9)
  Option awards for Mr. Naughton for 2013 include the following: 28,542 options awarded in respect of 2012 performance with an exercise price of $130.23 per share; and 26,634 options awarded in respect of the closing of the Archstone acquisition with an exercise price of $126.78 per share.
(10)
  Stock awards for Mr. Sargeant in 2013 include the following: 5,726 shares of restricted stock awarded in respect of 2012 performance; 2,642 shares of restricted stock awarded in respect of the closing of the Archstone acquisition; three performance unit awards consisting of 8,063 target performance units each maturing at the end of 2013, 2014, and 2015, which are subject to time-based vesting thereafter.
(11)
  Option awards for Mr. Sargeant for 2013 include the following: 12,974 options awarded in respect of 2012 performance with an exercise price of $130.23 per share; and 6,659 options awarded in respect of the closing of the Archstone acquisition with an exercise price of $126.78 per share.
(12)
  Stock awards for Mr. Horey in 2013 include the following: 3,607 shares of restricted stock awarded in respect of 2012 performance; 1,972 shares of restricted stock awarded in respect of the closing of the Archstone acquisition; three performance unit awards consisting of 5,260 target performance units each maturing at the end of 2013, 2014, and 2015, which are subject to time-based vesting thereafter.
(13)
  Option awards for Mr. Horey for 2013 include the following: 8,174 options awarded in respect of 2012 performance with an exercise price of $130.23 per share; and 5,044 options awarded in respect of the closing of the Archstone acquisition with an exercise price of $126.78 per share.
(14)
  Stock awards for Mr. Breslin in 2013 include the following: 3,374 shares of restricted stock awarded in respect of 2012 performance; 3,944 shares of restricted stock awarded in respect of the closing of the Archstone acquisition; three performance unit awards consisting of 2,822 target performance units each maturing at the end of 2013, 2014, and 2015, which are subject to time-based vesting thereafter.
(15)
  Option awards for Mr. Breslin for 2013 include the following: 7,644 options awarded in respect of 2012 performance with an exercise price of $130.23 per share; and 10,089 options awarded in respect of the closing of the Archstone acquisition with an exercise price of $126.78 per share.
(16)
  Stock awards for Mr. Birenbaum in 2013 include the following: 2,935 shares of restricted stock awarded in respect of 2012 performance; 1,972 shares of restricted stock awarded in respect of the closing of the Archstone acquisition; three performance unit awards consisting of 3,241 target performance units each maturing at the end of 2013, 2014, and 2015, which are subject to time-based vesting thereafter.
(17)
  Option awards for Mr. Birenbaum for 2013 include the following: 6,752 options awarded in respect of 2012 performance with an exercise price of $130.23 per share; and 5,044 options awarded in respect of the closing of the Archstone acquisition with an exercise price of $126.78 per share.

Grants of Plan-Based Awards
The table below sets out the grants made to the named executive officers in 2013 under the Company’s 2009 Stock Option and Incentive Plan.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(4) (j)	Exercise or Base Price of Options Awards ($/Share) (k)	Grant Date Fair Value of Stock and Options Awards ($)(5) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Naughton	2/13/2013	593,750	1,187,500	2,375,000
	2/13/2013				10,031	20,061	40,122				1,491,937
	2/13/2013				10,031	20,061	40,122				1,191,423
	2/13/2013				10,031	20,061	40,122				1,525,238
	2/13/2013							12,597			1,640,507
	2/13/2013								28,542	130.23	787,759
	3/13/2013							10,569			1,339,938
	3/13/2013								26,634	126.78	674,107
Mr. Sargeant	2/13/2013	262,500	525,000	1,050,000
	2/13/2013				4,032	8,063	16,126				599,645
	2/13/2013				4,032	8,063	16,126				478,862
	2/13/2013				4,032	8,063	16,126				613,030
	2/13/2013							5,726			745,697
	2/13/2013								12,974	130.23	358,082
	3/13/2013							2,642			334,953
	3/13/2013								6,659	126.78	168,539
Mr. Horey	2/13/2013	170,000	340,000	680,000
	2/13/2013				2,630	5,260	10,520				391,186
	2/13/2013				2,630	5,260	10,520				312,391
	2/13/2013				2,630	5,260	10,520				399,918
	2/13/2013							3,607			469,740
	2/13/2013								8,174	130.23	225,602
	3/13/2013							1,972			250,010
	3/13/2013								5,044	126.78	127,664
Mr. Breslin	2/13/2013	353,750	707,500	1,415,000
	2/13/2013				1,411	2,822	5,644				209,872
	2/13/2013				1,411	2,822	5,644				167,599
	2/13/2013				1,411	2,822	5,644				214,557
	2/13/2013							3,374			439,396
	2/13/2013								7,644	130.23	210,974
	3/13/2013							3,944			500,020
	3/13/2013								10,089	126.78	255,353
Mr. Birenbaum	2/13/2013	263,950	527,900	1,055,800
	2/13/2013				1,621	3,241	6,482				241,033
	2/13/2013				1,621	3,241	6,482				192,483
	2/13/2013				1,621	3,241	6,482				246,413
	2/13/2013							2,935			382,225
	2/13/2013								6,752	130.23	186,355
	3/13/2013							1,972			250,010
	3/13/2013								5,044	126.78	127,664

(1)
  The amounts shown in columns (c), (d) and (e) reflect the threshold, target and maximum payment levels for 2013 under our annual bonus plan, which were established on February 13, 2013. The annual bonus is paid in cash except in the case of Mr. Breslin and Mr. Birenbaum where a portion of the bonus is paid in cash and a portion is paid in restricted stock. The actual cash bonuses received by each of the named executive officers for performance in 2013, paid in 2014, are set out in column (g) of the Summary Compensation Table.
(2)
  The amounts shown in columns (f), (g) and (h) reflect the threshold, target and maximum number of performance units awarded in 2013 for the performance periods 2011-2013, 2012-2014, and 2013-2015 under the long-term incentive performance program. Awards were made for three separate performance periods, each of which will vest in a different year, in order to transition to the new program, which began in 2013. The grant date fair value of the performance unit awards which were made for measurement periods maturing at the end of 2013, 2014, and 2015 is based on the Monte Carlo values of $74.37, $59.39, and $76.03 per unit, respectively. Special transaction awards of restricted stock related to the integration of the Archstone assets and operations, also granted on February 13, 2014, were as follows: Mr. Naughton—5,093, Mr. Sargeant—554, Mr. Horey—1,547, Mr. Breslin—954 and Mr. Birenbaum—922. Information about the vesting of such shares of restricted stock is provided in footnote (3) below.
(3)
  The number of shares of restricted stock shown in column (i) granted on February 13, 2013 represent the actual number of shares of restricted stock granted to the named executive officers, with respect to performance in 2012, and do not represent compensation for performance in 2013. With respect to all shares of restricted stock granted on February 13, 2013, described in this table, 20% of the shares vested on March 1 in the year of issuance and the remaining 80% of the shares vest in four equal annual installments on the anniversaries of that date. The number of shares of restricted stock shown in column (i) granted on March 13, 2013 represent the actual number of shares of restricted stock granted to the named executive officers, with respect to work related to the closing of the Archstone acquisition. With respect to all shares of restricted stock granted on March 13, 2013, described in this table, 20% of the shares vested on April 1 in the year of issuance and the remaining 80% of the shares vest in four equal annual installments on each following March 1. The shares of restricted stock, granted on both February 13, 2013 and March 13, 2013, are subject to accelerated vesting (in the case of termination of employment without cause, upon death, disability or retirement, or upon a sale of the Company (as defined in the 2009 Plan)) or forfeiture of unvested shares (in the case of termination of employment for any other reason). Dividends are payable on the shares at the same rate as dividends paid on all outstanding shares of our Common Stock.
(4)
  The number of shares underlying options shown in column (j) represents the number of option shares granted to the named executive officers on February 13, 2013, with respect to performance in 2012, and on March 13. 2013, with respect to work related to the Archstone Closing, and does not represent compensation for performance in 2013. All options described in this table become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. In accordance with the 2009 Plan and our standard form of stock option agreement at the time of the award, all unvested options awarded in 2013 will automatically vest upon a termination without cause, or termination by death, disability or retirement, in which case the remaining term of the option will be 12 months or, if earlier, the expiration of the original ten year term of the option.
(5)
  For the February 13, 2013, option grants, the value was calculated using the Black-Scholes model with the following material assumptions: dividend yield of 3.5%, volatility of 34.0%, risk-free interest rates of 0.92%, and an expected life of approximately five years. For the March 13, 2013, option grants, the value was calculated using the Black-Scholes model with the following material assumptions: dividend yield of 4.0%, volatility of 34.0%, risk-free interest rates of 0.89%, and an expected life of approximately five years. The actual realized value will depend upon the difference between the market value of the Common Stock on the date the option is exercised and the exercise price. For the February 13, 2013 grants of restricted stock, the value was calculated based on the closing price of the Common Stock on the date of grant of $130.23. For the March 13, 2013 grants of restricted stock, the value was calculated based on the closing price of the Common Stock on the date of grant of $126.78.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
(a)		(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Mr. Naughton	2/11/2005	22,868	—	—	67.86	2/11/2015
	2/9/2006	116,148	—	—	96.19	2/9/2016
	2/8/2007	45,363	—	—	143.34	2/8/2017
	2/11/2008	52,161	—	—	86.40	2/11/2018
	2/11/2009	38,724	—	—	48.60	2/11/2019
	2/11/2010	15,015	—	—	74.20	2/11/2020	1,899		224,519
	2/16/2011	11,122	5,561	—	115.83	2/16/2021	3,263		385,784
	2/16/2012	6,200	12,402	—	132.95	2/16/2022	4,844		572,706
	2/13/2013	—	28,542	—	130.23	2/13/2023	10,078		1,191,522
	2/13/2013	—	—	—						20,061	1,191,423
	2/13/2013	—	—	—						20,061	1,525,238
	2/13/2013	—	—	—			5,157	(8)	609,712
	3/13/2013	—	26,634	—	126.78	3/13/2023	8,456		999,753
Mr. Sargeant	2/8/2007	37,026	—	—	143.34	2/8/2017
	2/11/2010	3,254	—	—	74.20	2/11/2020	1,235		146,014
	2/16/2011	7,229	3,615	—	115.83	2/16/2021	2,121		250,766
	12/30/2011	—	—	—			1,915		226,410
	2/16/2012	4,030	8,061	—	132.95	2/16/2022	3,149		372,306
	2/13/2013	—	12,974	—	130.23	2/13/2023	4,581		541,612
	2/13/2013	—	—	—						8,063	478,862
	2/13/2013	—	—	—						8,063	613,030
	2/13/2013	—	—	—			2,073	(8)	245,091
	3/13/2013	—	6,659	—	126.78	3/13/2023	2,114		249,938
Mr. Horey	2/8/2007	18,526	—	—	143.34	2/8/2017
	2/11/2010	6,359	—	—	74.20	2/11/2020	805		95,175
	2/16/2011	4,649	2,325	—	115.83	2/16/2021	1,364		161,266
	12/30/2011	—	—	—			575		67,982
	2/16/2012	2,522	5,046	—	132.95	2/16/2022	1,971		233,031
	2/13/2013	—	8,174	—	130.23	2/13/2023	2,886		341,212
	2/13/2013	—	—	—						5,260	312,391
	2/13/2013	—	—	—						5,260	399,918
	2/13/2013	—	—	—			1,352	(8)	159,847
	3/13/2013	—	5,044	—	126.78	3/13/2023	1,578		186,567
Mr. Breslin	2/8/2007	5,033	—	—	143.34	2/8/2017
	2/11/2010	—	—	—			501		59,233
	2/16/2011	3,544	1,773	—	115.83	2/16/2021	1,040		122,959
	2/16/2012	2,540	5,081	—	132.95	2/16/2022	1,978		233,859
	2/13/2013	—	7,644	—	130.23	2/13/2023	2,700		319,221
	2/13/2013	—	—	—						2,822	167,599
	2/13/2013	—	—	—						2,822	214,557
	2/13/2013	—	—	—			725	(8)	85,717
	3/13/2013	—	10,089	—	126.78	3/13/2023	3,156		373,134

	Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Birenbaum	11/9/2011	—	—	—			801	94,702
	2/16/2012	354	708	—	132.95	2/16/2022	154	18,207
	2/13/2013	—	6,752	—	130.23	2/13/2023	1,468	173,562
	2/13/2013	—	—	—					3,241	192,483
	2/13/2013	—	—	—					3,241	246,413
	2/13/2013	—	—	—			833 (8)	98,486
	3/13/2013	—	5,044	—	126.78	3/13/2023	1,578	186,567

(1)
  Stock options granted under the Company’s 1994 Stock Incentive Plan and 2009 Plan become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. All unvested options will automatically vest upon a termination without cause, or termination by death, disability or retirement, in which case the remaining term of the option will be 12 months or, if earlier, the expiration of the original ten year term of the option.
(2)
  Stock awards granted under the Company’s 1994 Stock Incentive Plan and 2009 Plan have been made in the form of Restricted Stock which generally vests over periods not exceeding four years, subject to accelerated vesting in the case of termination of employment without cause, upon death, disability or retirement, or upon a change-in-control of the Company (as defined in the Stock Incentive Plans), or forfeiture of unvested shares in the case of termination of employment for any other reason. In addition, in the case of Messrs. Naughton, Sargeant and Horey, vesting of restricted stock will be accelerated under certain conditions, as described in their employment agreements with the Company. Dividends are payable on the shares at the same rate as dividends paid on all outstanding shares of our Common Stock.
(3)
  The table below shows the vesting schedule for all unexercisable options:

Vesting Schedule for Unexercisable Options

		Vesting Schedule
Name	Grant Date	2014	2015	2016
Mr. Naughton	2/16/2011	5,561
	2/16/2012	6,201	6,201
	2/13/2013	9,514	9,514	9,514
	3/13/2013	8,878	8,878	8,878
Mr. Sargeant	2/16/2011	3,615
	2/16/2012	4,030	4,031
	2/13/2013	4,324	4,325	4,325
	3/13/2013	2,219	2,220	2,220
Mr. Horey	2/16/2011	2,325
	2/16/2012	2,523	2,523
	2/13/2013	2,724	2,725	2,725
	3/13/2013	1,681	1,681	1,682
Mr. Breslin	2/16/2011	1,773
	2/16/2012	2,540	2,541
	2/13/2013	2,548	2,548	2,548
	3/13/2013	3,363	3,363	3,363
Mr. Birenbaum	2/16/2012	354	354
	2/13/2013	2,250	2,251	2,251
	3/13/2013	1,681	1,681	1,682

(4)
  The table below shows the vesting schedule for all unvested shares of restricted stock:

Vesting Schedule for Unvested Restricted Stock

		Vesting Schedule
Name	Grant Date	2014	2015	2016	2017
Mr. Naughton	2/11/2010	1,899
	2/16/2011	1,631	1,632
	2/16/2012	1,614	1,615	1,615
	2/13/2013	2,519	2,520	2,519	2,520
	3/13/2013	2,114	2,114	2,114	2,114
Mr. Sargeant	2/11/2010	1,235
	2/16/2011	1,060	1,061
	12/30/2011	1,915
	2/16/2012	1,049	1,050	1,050
	2/13/2013	1,145	1,145	1,145	1,146
	3/13/2013	528	529	528	529
Mr. Horey	2/11/2010	805
	2/16/2011	682	682
	12/30/2011	575
	2/16/2012	657	657	657
	2/13/2013	721	722	721	722
	3/13/2013	394	395	394	395
Mr. Breslin	2/11/2010	501
	2/16/2011	520	520
	2/16/2012	659	659	660
	2/13/2013	675	675	675	675
	3/13/2013	789	789	789	789
Mr. Birenbaum	11/9/2011	400	401
	2/16/2012	77	77
	2/13/2013	489	489	490
	3/13/2013	394	395	394	395

(5)
  Based on the closing price of the Common Stock as reported on the NYSE on December 31, 2013 of $118.23 per share.
(6)
  The amounts in column (i) include performance unit awards maturing at the end of 2014 and 2015, respectively, assuming target performance, which are subject to time-based vesting thereafter.
(7)
  The amounts in column (j) reflect the grant date fair value for awards made in 2013 that mature in future years. The award for performance period 2012-2014 was valued using the Monte Carlo value of $59.39 per unit. The award for performance period 2013-2015 was valued using the Monte Carlo value of $76.03 per unit.
(8)
  This amount reflects the number of earned units for the performance period 2011-2013 which convert to shares of restricted stock in 2014 and are subject to time-based vesting thereafter.
Option Exercises and Stock Vested Table
The following table identifies the number of shares underlying options exercised during 2013 for each of the named executive officers, the value realized on such exercises, the number of shares of restricted stock that vested during 2013 for each such officer and the value of such shares on the date of vesting. The value realized upon exercise of the options is the product of (1) the closing price on the NYSE of our Common Stock on the date of exercise minus the exercise price multiplied by (2) the number of shares of Common Stock underlying the exercised options.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Mr. Naughton	—	—	12,631	1,598,131
Mr. Sargeant	—	—	12,614	1,547,184
Mr. Horey	—	—	6,255	776,443
Mr. Breslin	1,320	68,680	3,739	473,381
Mr. Birenbaum	—	—	2,338	295,820

(1)
  These shares of restricted stock vested on March 1, 2013, April 1, 2013, and December 31, 2013. The closing price of our Common Stock, as reported on the NYSE for March 1, 2013, was $126.21 per share. The closing price of our Common Stock, as reported on the NYSE for April 1, 2013, was $128.09 per share. The closing price of the stock, as reported on the NYSE for December 31, 2013, was $118.23 per share.

Nonqualified Deferred Compensation
Pursuant to our Deferred Compensation Plan, certain employees of the Company, including the named executive officers, may defer up to 25% of base annual salary and up to 50% of annual cash bonus on a pre-tax basis and receive a tax-deferred return on those deferrals. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned in the following year. Participating employees direct the deemed investment of their deferral accounts by selecting among certain available investment funds. The table below shows the Investment Funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2013. Since the Investment Funds are all publicly available, we do not consider any of the earnings credited under the Deferred Compensation Plan to be “above market.”

	Name of Fund	2013 Rate of Return (%)
	American Funds EuroPacific Growth R4	20.17
	American Funds Fundamental Investor R4	31.47
(1)	Artisan Mid Cap Value Investor	35.80
(2)	Artisan Mid Cap Value Institutional	36.07
	Cohen & Steers Realty	3.09
	Columbia Dividend Opportunity Z	26.15
	Fidelity Retirement Money Market	0.01
	JP Morgan Large Cap Growth Select	32.69
	MFS Value R3	35.51
	PIMCO Total Return Institutional	-1.92
	Royce Pennsylvania Mutual Service	34.77
	Spartan 500 Index Advantage	32.33
	T. Rowe Price Emerging Markets Stock	-4.69
	T. Rowe Price Mid Cap Growth Adv	36.56
(1)	T. Rowe Price Retirement 2005 Adv	9.60
(2)	T. Rowe Price Retirement 2005	9.74
(1)	T. Rowe Price Retirement 2010 Adv	11.61
(2)	T. Rowe Price Retirement 2010	11.93
(1)	T. Rowe Price Retirement 2015 Adv	14.82
(2)	T. Rowe Price Retirement 2015	15.18
(1)	T. Rowe Price Retirement 2020 Adv	17.75
(2)	T. Rowe Price Retirement 2020	18.05
(1)	T. Rowe Price Retirement 2025 Adv	20.39
(2)	T. Rowe Price Retirement 2025	20.78
(1)	T. Rowe Price Retirement 2030 Adv	22.69
(2)	T. Rowe Price Retirement 2030	23.09
(1)	T. Rowe Price Retirement 2035 Adv	24.54
(2)	T. Rowe Price Retirement 2035	24.86
(1)	T. Rowe Price Retirement 2040 Adv	25.61
(2)	T. Rowe Price Retirement 2040	25.93
(1)	T. Rowe Price Retirement 2045 Adv	25.64
(2)	T. Rowe Price Retirement 2045	25.93
(1)	T. Rowe Price Retirement 2050 Adv	25.59
(2)	T. Rowe Price Retirement 2050	25.90
(1)	T. Rowe Price Retirement 2055 Adv	25.57
(2)	T. Rowe Price Retirement 2055	25.86

(1)	T. Rowe Price Retirement Income Adv	8.96
(2)	T. Rowe Price Retirement Income	9.15
	Wells Fargo Advantage Growth Adm	33.44

(1)
  Available January 1, 2013 to March 19, 2013.
(2)
  Available March 19, 2013 to December 31, 2013.
Benefits under our Deferred Compensation Plan will be paid out on the earlier of the employee’s death or the date six months, 66 months, or 126 months following termination of employment (depending upon the employee’s properly made election), or in ten annual installments beginning in the seventh month following departure from the company, or in one lump sum (or four annual installments) on a specified date that is at least five years after the deferral year while the employee is still employed with the Company, or in the event of an “Unforeseeable Financial Emergency” as determined by our Retirement Planning Committee (a committee of management designated by the Compensation Committee of the Board of Directors) in its sole discretion and in accordance with tax law requirements.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Naughton	—	—	839,517	—	3,535,738
Mr. Sargeant	—	—	432,334	—	2,404,037
Mr. Horey	43,558	—	283,115	—	1,197,845
Mr. Breslin	—	—	—	—	—
Mr. Birenbaum	—	—	—	—	—

(1)
  All contributions in column (b) are also included as compensation to the named executive officers in the Salary column of the Summary Compensation Table.
(2)
  Amounts in column (f) include amounts that were previously reported as compensation to the named executive officers in the Salary column of the Summary Compensation Table for 2012 and 2011, as follows:

Executive Contributions by Year

Name	2012	2011
Timothy J. Naughton	—	187,760
Thomas J. Sargeant	—	—
Leo S. Horey	39,538	38,000
Sean J. Breslin	—	—
Matthew H. Birenbaum	—	—

Potential Payments Upon Termination or Sale Event
The summaries of agreements below are qualified in their entirety by reference to the complete agreements, which have been included as exhibits to the Company’s filings with the SEC.
As noted in the narrative disclosure to the Summary Compensation Table above, we are a party to employment agreements with Messrs. Naughton, Sargeant and Horey that will expire on December 31, 2015, unless renewed by mutual agreement, and that provide for severance benefits in the event that the executive is terminated without cause. The employment agreements provide that it would be considered a termination without cause: (a) of Mr. Naughton, if his title is reduced to below that of Chief Executive Officer or if he does not report directly to the full Board, (b) of Mr. Sargeant, if his title is not that of Chief Financial Officer or he is not the most senior financial officer, and (c) of Mr. Horey, if his title is reduced to below that of Executive Vice President or he is not a member of the executive officer group. The employment agreements also provide that it would be a default if the Company takes bad faith actions with respect to an executive’s annual compensation and bonus awards, which bad faith must be demonstrated by reference to the awards set for and awarded other officers. The executive must provide the Company notice of such an alleged default and an opportunity to cure. In the event of such a default that is not cured, the executive would be entitled to terminate his employment and receive the same level of severance as in a termination without cause.
Under the employment agreements, upon a termination of the executive’s employment without cause the executive would be entitled to a multiple of his “Covered Compensation,” which is defined as the sum of the executive’s annual base salary plus the average of the executive’s last two annual cash bonuses as of the date of termination. In the case of Messrs. Naughton and Sargeant, the multiple is two times unless the termination is in connection with a sale of the Company, in which case the multiple is three times. In Mr. Horey’s case, the multiple is one times unless the termination is in connection with a sale of the Company, in which case the multiple is two times. The executive would also receive a cash payment representing the pro rata value of his annual bonus and long term incentive award for the portion of the year worked, valued at target. The executives’ unvested restricted stock and options would also vest. Severance benefits upon a sale of the Company are based on a “double trigger”: the executive must be terminated without cause, as described above, following the sale in order for severance benefits to be triggered under the agreements.
The employment agreements do not provide for a tax gross up if an excise tax is imposed on the severance benefits under Section 4999 of the Internal Revenue Code of 1986, as amended (the “golden parachute tax”), but if an executive would be better off with reduced severance benefits in order to avoid the effect of the golden parachute tax then the benefits will be reduced accordingly. The employment agreements do not provide for additional perquisites.
To receive severance benefits under the employment agreements, the executive must enter into a separation and release agreement with the Company containing general release, confidentiality, return of property, mutual non-disparagement and a one-year employee non-solicitation provisions.
Other Severance Arrangements
Our agreements with our directors and officers governing compensatory stock option and restricted stock awards provide for immediate vesting (and, in the case of stock options, immediate exercisability) if a sale of the Company occurs. In addition, upon the retirement of an employee (as defined in the award agreements under the Stock Incentive Plans) (a) all of such employee’s options shall automatically become fully exercisable and (absent a specific agreement providing otherwise) shall be exercisable for one year thereafter and (b) all of such employee’s restricted shares of stock shall automatically vest. Retirement of an employee as defined in the award agreements under the Plan generally means the termination of employment, other than for cause, when the sum of the following equals or exceeds 70 years: (i) the number of full months (converted to years) of employment and other business relationships with the Company and any predecessor company (must be at least 120 months) and (ii) the employee’s age on the date of termination (must be at least 50 years old). To qualify for retirement, the employee must also give six months’ prior written notice to us of his intention to retire and enter into a one year non-solicitation and non-competition agreement with us. Under this formula, Messrs. Naughton, Sargeant and Horey are currently eligible for retirement, and Messrs. Breslin and Birenbaum will become eligible for retirement in December 2019 and June 2019, respectively. As previously announced, Mr. Sargeant will retire from the Company on May 31, 2014.
We have adopted an Officer Severance Program for the benefit of officers who do not have employment agreements. Under this program, in the event an officer who is not otherwise covered by a severance arrangement is terminated (other than for cause) within 18 months of a sale of the Company (as defined) or during the six months prior to a sale of the Company, such officer will generally receive a multiple of his Covered Compensation (as defined above) depending on the officer’s title: for the Chief Executive Officer, the multiple is three times, for the Chief Financial Officer or an Executive Vice President, the multiple is two times, and for other officers the multiple is one times. The terminated officer would also receive (i) a cash payment representing the pro rata value of his annual bonus and long term incentive award for the portion of the year worked, valued at target, (ii) accelerated vesting of the officer’s unvested restricted stock and options, and (iii) payment of COBRA insurance premiums for up to 18 months.
Our multiyear performance awards under which restricted stock units are awarded and may be earned at the end of a performance period are not subject to the terms described above, but any restricted stock or options that are granted in settlement of units once a performance period is complete are subject to these terms (except that the stock options that may be awarded in lieu of 25% of the value of the restricted stock that would otherwise be awarded will generally not expire, even after separation of employment, for a minimum of five years from their date of grant). In the event a participant’s employment terminates for any reason prior to the completion of a performance period, whether with or without cause, or by reason of death or disability or voluntary departure or retirement, the participant forfeits all units with respect to that performance period. If a sale of the
Company occurs during a performance period, (i) if there is more than 12 months remaining in the performance period, all units with respect to that performance period are forfeited (unless the successor makes other arrangements for their continuation), and (ii) if there is less than 12 months remaining in the performance period, the performance period is deemed complete on the date of sale and achievement against the performance metrics is measured through the date of sale, with no proration on account of the shortened performance period and with vested stock (or options) issued in settlement of any units earned.
Endorsement Split Dollar Agreements
The Company owns whole-life insurance policies with respect to Messrs. Naughton, Sargeant and Horey. The face amount of each policy is $1,500,000 (for Messrs. Sargeant, and Naughton), and $750,000 (for Mr. Horey). The Company has endorsed each of these Company-owned policies such that in the event of the death of an insured, the Company will be paid insurance proceeds equal to the cumulative premiums paid on the policy by the Company, with excess insurance proceeds being paid to the insured’s estate or named beneficiary. The Company has agreed to (i) pay the premiums due on each policy through 2017 (provided that the insured pays a portion of the premium equal to the current term rate for the insured’s age multiplied by the insured’s current interest in the policy), (ii) after the last Company payment, withdraw cash from the policy equal to the cumulative premiums paid and (iii) thereafter assign the policy to the insured. The Company will cease making premium payments, and will withdraw an amount from the cash surrender value of the policy equal to the lesser of the cumulative premiums or the cash surrender value earlier than 2017, in the event of the insured’s termination for cause or voluntary resignation without a constructive termination. In such case the policy will be reduced to a fully paid-up whole-life insurance policy.
Severance Benefits
The tables below, together with the footnotes thereto and the additional information below, reflect the payments and benefits that the named executive officers would receive in the event of their termination of employment with the Company on December 31, 2013, under the indicated circumstances.

Timothy J. Naughton, Chairman, Chief Executive Officer and President

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)		Termination Without Cause (Unrelated to a Sale Event) ($)		Death ($)	Termination Without Cause (Related to a Sale Event) ($)
A Severance (Cash)	—		3,818,126	(1)	—	5,727,189	(2)
B Life Insurance	20,095	(3)	94,747	(4)	(5)	94,747	(4)

Thomas J. Sargeant, Chief Financial Officer

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)		Termination Without Cause (Unrelated to a Sale Event) ($)		Death ($)	Termination Without Cause (Related to a Sale Event) ($)
A Severance (Cash)	—		2,187,908	(1)	—	3,281,862	(2)
B Life Insurance	19,668	(3)	74,191	(4)	(5)	74,191	(4)

Leo S. Horey, Chief Administrative Officer

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)		Termination Without Cause (Unrelated to a Sale Event) ($)		Death ($)	Termination Without Cause (Related to a Sale Event) ($)
A Severance (Cash)	—		821,954	(1)	—	1,643,907	(2)
B Life Insurance	8,534	(3)	30,244	(4)	(5)	30,244	(4)

Sean J. Breslin, Executive Vice President

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)	Without Cause (Unrelated to a Sale Event) ($)	Death ($)	Termination Without Cause (Related to a Sale Event) ($)
A Severance (Cash)	—	—	—	1,647,457	(6)
B Life Insurance	—	—	—	—

Matthew H. Birenbaum, Executive Vice President

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)	Without Cause (Unrelated to a Sale Event) ($)	Death ($)	Termination Without Cause (Related to a Sale Event) ($)
A Severance (Cash)	—	—	—	1,205,375	(6)
B Life Insurance	—	—	—	—

Footnotes for all tables above:
(1)
  In accordance with the terms of their respective employment agreements, represents two times Covered Compensation for Messrs. Naughton and Sargeant and one times Covered Compensation for Mr. Horey.
(2)
  In accordance with the terms of their respective employment agreements, represents three times Covered Compensation for Messrs. Naughton and Sargeant and two times Covered Compensation for Mr. Horey.
(3)
  Represents the cash surrender value of the policy less the total aggregate premiums paid by the Company. The Company will recover its premiums in the future.
(4)
  Represents the estimated present value of three years of future premiums paid by the Company on the whole-life portion of a split-dollar life insurance policy. The Company will recover its premiums in the future.
(5)
  Upon death, (i) the officer’s estate will receive a death benefit under a life insurance policy owned by the Company in the amount of $1.5 million with respect to Messrs. Naughton and Sargeant, and $750,000 with respect to Mr. Horey, and (ii) the Company will receive repayment of all premiums paid by the Company.
(6)
  In accordance with the terms of the Company’s Officer Severance Plan, represents two times Covered Compensation (base salary and the average of the prior two year’s cash bonuses) for Messrs. Breslin and Birenbaum.

The following benefits apply generally to all similarly situated employees and are not included in the tables above:
•
  Upon a termination of any employee’s employment without cause or upon death, disability or retirement of the employee or upon a sale of the Company (as defined in the 2009 Plan), all unvested shares of restricted stock held by an employee will immediately vest. The full value of the shares of restricted stock for which vesting would accelerate upon a termination on December 31, 2013 of each of the named executive officers, based on a closing price of $118.23 on December 31, 2013 is: Mr. Naughton—$8,118,000; Mr. Sargeant—$3,694,000; Mr. Horey—$2,329,000; Mr. Breslin—$1,770,000; and Mr. Birenbaum—$1,239,000.
•
  All unvested employee stock options provide for accelerated vesting upon termination of employment without cause or upon death, disability, retirement, or a sale of the Company (as defined in the 2009 Plan). The full in the money value of unvested options for which vesting would accelerate upon a termination on December 31, 2013 of each of the named executive officers is: Mr. Naughton—$13,000; Mr. Sargeant—$9,000; Mr. Horey—$5,000; Mr. Breslin—$4,000; and Mr. Birenbaum—$0.
•
  Upon a termination of any employee’s employment due to retirement, the employee will receive the following:
•
  For six months, the Company will pay the employee’s premium due for insurance benefits extended under COBRA.
•
  Pro-rated Company match under the 401(k) plan.
•
  Pro-rated annual bonus.
•
  The employee may choose a gift from an on-line catalogue of retirement gifts.
To receive retirement benefits, the officer must give six months’ prior written notice to the Company of his intention to retire and enter into a one year non-solicitation and non-competition agreement.
•
  If any employee’s employment terminates on or after the end of the calendar year for any reason other than for cause, the Company would compensate that individual with the cash bonus and the cash value of the long-term incentive award that would have been paid to that employee in February or March of the following year. Accordingly, the value of the cash bonus and long-term incentive award earned by the Named Executive Officers in respect of 2013 service is not included in the table above (but is described elsewhere in this Proxy Statement). For Messrs. Naughton, Sargeant and Horey, if such a termination occurred in the middle of the year, they would receive a prorated portion of such amount (at target) under the terms of their employment agreements. Under the Company’s Officer Severance Plan, in the event of such a termination in connection with a sale of the Company, Messrs. Breslin and Birenbaum would receive a prorated portion of such amount (at target).
Director Compensation and Director Stock Ownership Guidelines
A director of the Company who is also an employee receives no additional compensation for his services as a director. Our Board and Nominating Committee periodically assess the total compensation for non-employee directors relative to the compensation provided by similarly sized real estate investment trusts, by our multi-family peer group, and by a group of cross-industry similarly sized companies.
On the fifth business day following each annual meeting of stockholders, each of our non-employee directors automatically receives a grant of a number of shares of restricted stock (or a deferred stock award in lieu thereof) equal to $125,000 divided by the closing price of Common Stock as reported by the NYSE on the date of grant. Based on this formula, following the 2013 Annual Meeting, each non-employee director, with the exception of Mr. Blair, received a restricted stock or deferred stock grant of 937 shares of Common Stock. Mr. Blair received a prorated award on February 13, 2013 of 345 shares for his service as a non-employee Director through May 30, 2013. All of such 2013 shares of restricted stock (or deferred stock awards) granted to non-employee directors vest at the rate of 20% on the date of issuance and on each of the first four anniversaries of the date of issuance, subject to accelerated vesting upon departure from the Board except in the case of a voluntary departure by the director during his elected term that is not due to death or disability, or the director’s removal for cause. If a director elected to receive a deferred stock award in lieu of restricted stock, then the director will receive shares of stock in respect of the vested portion of the deferred stock award within 30 days following termination of service as a director of the Company. Beginning with the award to be made on the fifth business day following the 2014 Annual Meeting, the restricted shares to be awarded each non-employee director will vest in four quarterly installments over a one year period.
In addition, during 2013 non-employee directors received an annual cash retainer of $60,000 paid in four quarterly installments of $15,000 each. Beginning after the 2014 Annual Meeting, in addition to such annual cash retainer, non-employee directors who serve as the chairperson of the Audit, Compensation or Nominating Committees will receive additional cash compensation of $10,000 per year, payable in four installments of $2,500 each (or a deferred stock award in lieu of cash).
In consideration for serving as Lead Independent Director, Mr. Primis currently receives, in addition to the compensation described above, an annual fee of $30,000, payable in equal quarterly installments of $7,500. This amount will be reduced to

$25,000 per year payable at the rate of $6,250 per quarter after the 2014 Annual Meeting (but Mr. Primis will receive the additional compensation described above for serving as the chair of the Nominating Committee).
A non-employee director may elect to receive all or a portion of the cash portion of his or compensation for service as a director in the form of a deferred stock award equal to the cash payment amount divided by the last reported price on the NYSE on the date of grant.
With regard to the vesting of shares awarded to non-employee directors after the 2014 Annual Meeting and the payment of cash (or deferred stock awards in lieu of cash) after the 2014 Annual Meeting, the first three quarterly vesting and payments will occur on September 1, December 1, and March 1 and the fourth and final vesting and payment will occur on the business day immediately preceding the next annual meeting of stockholders.
Under the Company’s Corporate Governance Guidelines, non-employee directors are generally required to hold shares having a value that equals or exceeds five times the annual cash retainer paid to non-employee directors. This was a general guideline that was restated as a requirement for service as a director pursuant to an amendment to the Company’s Corporate Governance Guidelines, and directors have five years from the date of such amendment (or, if later, five years from the commencement of their service as a director) to comply with such requirement.
The following table sets forth the compensation for service as a director of the Company received by each non-employee director in 2013, as recognized for financial reporting purposes.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)(3)	Total ($)
Glyn F. Aeppel(4)	45,000	124,958	—	—	—	2,013	171,971
Bryce Blair(5)	15,000	44,929	—	—	—	26,813	86,742
Alan B. Buckelew	60,000	124,958	—	—	—	5,569	190,527
Bruce A. Choate	60,000	124,958	—	—	—	176,771	361,729
John J. Healy, Jr	—	184,958	—	—	—	156,940	341,898
Lance R. Primis	90,000	124,958	—	—	—	8,719	223,677
Peter S. Rummell	60,000	124,958	—	—	—	15,073	200,031
H. Jay Sarles	60,000	124,958	—	—	—	8,719	193,677
W. Edward Walter	60,000	124,958	—	—	—	17,606	202,564

(1)
  For Mr. Primis, this includes $30,000 paid in 2013 for his service as Lead Independent Director during 2013.
(2)
  The amounts in column (c) reflect the grant date fair value of the shares of restricted stock or deferred stock granted to each Director (with the exception of Mr. Blair, who retired from the Board on May 22, 2013) on May 30, 2013 equal to $125,000 divided by the closing price of Common Stock as reported by the NYSE on the date of grant. The value was calculated based on the closing price of the Common Stock on the date of grant of $133.36. The amount in column (c) for Mr. Blair reflects the grant date fair value of 345 shares granted on February 13, 2013. The value was calculated based on the closing price of the Common Stock on the date of grant of $130.23. Mr. Healy’s stock award amount also includes his election to receive cash payments totaling $60,000 in the form of deferred units.
(3)
  The amounts in column (g) reflect dividends paid on restricted stock and deferred stock. Dividends on deferred stock are automatically reinvested in the plan as additional deferred stock. The number of shares of deferred stock is calculated based upon the closing price of the Common Stock on the dividend payment date.
(4)
  Ms. Aeppel began serving on the Board of Directors on May 22, 2013.
(5)
  Mr. Blair retired from the Board of Directors on May 22, 2013.

V. Officers, Stock Ownership And Other Information

Executive and Senior Officers
The following biographical descriptions set forth information with respect to the executive and senior officers of the Company, based on information furnished to the Company by each officer. There is no family relationship between any director, nominee, or executive officer of the Company. Officers of the Company are elected annually at the first meeting of the Board of Directors following each annual meeting of stockholders. Each officer holds office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal in the manner provided in the Company’s Bylaws.
The Board of Directors has determined that Messrs. Naughton, Sargeant, Birenbaum, Breslin, Horey, McLaughlin, O’Shea, Schulman, and Wilson, and Ms. Shea are executive officers of the Company within the meaning of Rules 3b-7 and 16a-1(f) of the Exchange Act.
Mr. Naughton, 52, is the Company’s Chairman, Chief Executive Officer and President and has been a director of the Company since September 2005. He has served as Chairman of the Board since May 2013, as Chief Executive Officer since January 2012, and as President since February 2005. Previously, Mr. Naughton served as Chief Operating Officer since February 2001. Prior to assuming the Chief Operating Officer role, Mr. Naughton served as Senior Vice President—Chief Investment Officer, and prior to that served as the Company’s Regional Vice President— Development and Acquisitions, with responsibility primarily in the Mid-Atlantic and Midwest regions of the country. Mr. Naughton has been with the Company or its predecessors since 1989. Mr. Naughton has served on the board of directors of Health Care REIT since December 2013, serves on the Executive Board of NAREIT, is a member of The Real Estate Round Table, is a member and past chairman of the Multifamily Council of the ULI, and is a member of the National Multi-Housing Council (“NMHC”), where he serves on the Executive Committee. Mr. Naughton received his Masters of Business Administration from Harvard Business School in 1987 and earned his undergraduate degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa.
Thomas J. Sargeant, 55, has been Chief Financial Officer of the Company since the merger of Avalon Properties, Inc. into Bay Apartment Communities, Inc. in 1998 (the “Merger”). From March 1995 through June 1998, Mr. Sargeant served as the Chief Financial Officer and Secretary of Avalon Properties, and he was Treasurer of Avalon Properties from its formation in August 1993 through June 1998. Mr. Sargeant, a certified public accountant, is a magna cum laude graduate of the University of South Carolina, where he was elected to Phi Beta Kappa and the Honors College. Mr. Sargeant is a director of Retail Properties of America. As previously announced, Mr. Sargeant will retire from the Company on May 31, 2014.
Matthew H. Birenbaum, 48, is the Company’s Executive Vice President—Corporate Strategy, a position he has held since October 2011, with responsibility for coordinating the Company’s brand and corporate strategies with its investment activities and providing leadership in setting overall portfolio allocation strategies. Prior to joining the Company in 2011, Mr. Birenbaum was the founding principal of Abbey Road Property Group, LLC, a multi-family development and investment firm based in Arlington, Virginia since 2006 and before that a Senior Vice President at EYA (formerly Eakin/Youngentob Associates). Prior to joining EYA in 2003, Mr. Birenbaum was a Regional Vice President of Development with the Company. Mr. Birenbaum received his Bachelor of Arts from Brown University, where he graduated Phi Beta Kappa, and his Masters Degree from The Kellogg Graduate School of Management at Northwestern University, where he graduated with honors. He is an active member of ULI and is certified LEED-AP.
Sean J. Breslin, 47, is the Company’s Executive Vice President—Investments and Asset Management, with overall responsibility for the Company’s investment platform, including property operations, asset management and redevelopment, and investment activity, including acquisition and dispositions. Prior to assuming his current role in April 2012, Mr. Breslin was responsible for the Company’s investment and redevelopment platforms during 2010-2011. He was the Senior Vice President—Redevelopment and Asset Management beginning in 2008, and Senior Vice President—Investments from 2006 through 2007. Mr. Breslin joined the Company as Vice President—Investments in 2002 and prior to that was the Chief Operating Officer of CWS Capital Partners. He received his Bachelors Degree from California State University, Long Beach and his Masters of Business Administration from the University of Texas. Mr. Breslin is a member of the Executive Committee of NMHC and is Chair of ULI’s Multifamily Council. He is also a member of the Executive Committee of the Real Estate Finance & Investment Center at the University of Texas at Austin.
Leo S. Horey, 51, is the Company’s Executive Vice President—Chief Administrative Officer. He has held this title since April 2012 and was Executive Vice President—Property Operations prior to that since January 2004. Mr. Horey was Senior Vice President—Property Operations from February 2001 through December 2003. Prior to assuming that office, Mr. Horey had served since the Merger as Regional Vice President—

Property Operations. Prior to the Merger, Mr. Horey had served since 1994 as Vice President—Property Operations for Avalon Properties. Previously, Mr. Horey had worked for Trammell Crow Residential since 1990. Mr. Horey received his Masters of Business Administration from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill, where he was a Richard H. Jenrette Fellow. He also holds a Bachelor of Science degree in Computer Science and Economics from Duke University.
William M. McLaughlin, 49, is the Company’s Executive Vice President—Development & Construction. Prior to assuming his current title in February 2010 he was Senior Vice President—Development & Construction since 2009. He has been with the Company or its predecessors since 1994, and has also served as Senior Vice President—Development and Vice President—Development. Before joining the Company, Mr. McLaughlin was with Lincoln Property Company. Mr. McLaughlin received his Bachelors Degree in Economics from Harvard College in 1986.
Kevin P. O’Shea, 48, has been the Company’s Executive Vice President—Capital Markets since January 2013. Prior to that he was Senior Vice President—Investment Management. Mr. O’Shea joined the Company in July 2003. Prior to joining the Company, Mr. O’Shea was an Executive Director at UBS Investment Bank, where his experience included real estate investment banking. Earlier in his career, Mr. O’Shea practiced commercial real estate and banking law as an attorney. Mr. O’Shea received his Masters Degree in Business Administration from Harvard Business School, his J.D. from Southern Methodist University and his undergraduate degree from Boston College. As previously announced, Mr. O’Shea will serve as the Company’s Chief Financial Officer following Mr. Sargeant’s retirement on May 31, 2014.
Edward M. Schulman, 51, is the Company’s Executive  Vice President— General Counsel and Secretary. Mr. Schulman joined the Company in February 1999 and has served as General Counsel since that time. Prior to joining the Company he was a corporate and securities law partner at Goodwin Procter LLP. Mr. Schulman is a magna cum laude graduate of Harvard Law School and received his undergraduate degree in economics from Princeton University, where he graduated with high honors.
Stephen W. Wilson, 57, is the Company’s Executive Vice President—Development & Construction. Prior to assuming his current title in February 2010, he was Senior Vice President— Development & Construction for the West Coast and Mid-Atlantic. Mr. Wilson has also served as Senior Vice President— Development and Vice President—Development. Prior to joining the Company in 1998, Mr. Wilson was a Senior Vice President and Chief Operating Officer for SU Development, Inc. of Bellevue, Washington and Senior Vice President of Continental Pacific, Inc. of Bellevue, Washington. Mr. Wilson received his B.A. in Business Administration (Accounting) from Washington State University. He is a member of ULI, chair of the ULI Transit Oriented Development Council, and a member of The American Institute of Certified Public Accountants.
Keri A. Shea, 44, has been the Company’s Senior Vice President—Finance & Treasurer since 2013, and since 2009 has also been designated as the Company’s principal accounting officer. Ms. Shea joined the Company in 2002 as Assistant Corporate Controller and was promoted to Corporate Controller in 2005 and Vice President in 2006. Prior to joining the Company, she most recently served as the Corporate Controller for two start-up technology companies in the Washington, D.C. area. Prior to that Ms. Shea was with Arthur Andersen LLP for eight years. She is a certified public accountant and has a B.B.A. in Accounting from the College of William & Mary.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the beneficial ownership of Common Stock as to (i) each person or entity who is known by the Company to have beneficially owned more than 5% of the Common Stock as of March 1, 2014; (ii) each of the Company’s directors and Nominees as of March 1, 2014; (iii) each of the Named Executive Officers as of March 1, 2014; and (iv) all directors and executive officers as a group as of March 1, 2014, based on representations of officers and directors of the
Company and filings through March 2014 received by the Company on Schedule 13G under the Exchange Act. All such information was provided by the stockholders listed and reflects their beneficial ownership known by the Company. All percentages have been calculated as of March 1, 2014 and are based upon 129,557,236 shares of Common Stock outstanding at the close of business on that date (unless otherwise indicated).

Name and Business Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percent of Class (%)
Glyn F. Aeppel	952	(3)	*
Matthew H. Birenbaum	18,261	(4)	*
Sean J. Breslin	40,693	(5)	*
Alan B. Buckelew	2,482		*
Bruce A. Choate	63,205	(6)	*
John J. Healy, Jr.	39,960	(7)	*
Leo S. Horey	95,271	(8)	*
Timothy J. Naughton	451,026	(9)	*
Lance R. Primis	14,421		*
Peter S. Rummell	8,289	(10)	*
Thomas J. Sargeant	190,492	(11)	*
H. Jay Sarles	17,012		*
W. Edward Walter	6,693	(12)	*
All current directors and executive officers as a group (19 persons)	1,181,493	(13)	0.91
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	16,906,290	(14)	13.05
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	10,343,169	(15)	7.98
Vanguard Specialized Funds-Vanguard REIT Index Fund 100 Vanguard Blvd., Malvern PA 19355	8,311,350	(16)	6.41
Invesco Ltd., 1555 Peachtree Street, NE, Atlanta, GA 30309	6,884,637	(17)	5.31

*
  Less than one percent
(1)
  The address for all directors and executive officers is AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203.
(2)
  Except as otherwise noted, each individual in the table above has the sole voting and investment power over the shares listed.
(3)
  Includes 952 shares issuable in the future under deferred stock awards granted to Ms. Aeppel in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plans.
(4)
  Includes 2,958 shares issuable upon the exercise of stock options that vest on or before May 1, 2014.
(5)
  Includes 17,978 shares issuable upon the exercise of stock options that vest on or before May 1, 2014.
(6)
  Includes (i) 43,583 shares issuable in the future under deferred stock awards granted to Mr. Choate in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plans and (ii) 19,622 shares held jointly with spouse.
(7)
  Includes 38,642 shares issuable in the future under deferred stock awards granted to Mr. Healy in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plans.
(8)
  Includes 39,628 shares issuable upon the exercise of stock options that vest on or before May 1, 2014.
(9)
  Includes 328,877 shares issuable upon the exercise of stock options that vest on or before May 1, 2014.

(10)
  Includes 1,550 shares issuable in the future under deferred stock awards granted to Mr. Rummell in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plans.
(11)
  Includes (i) 63,508 shares issuable upon the exercise of stock options that vest on or before May 1, 2014, (ii) 1,352 shares held by Mr. Sargeant’s spouse, and (iii) 11,117 shares held in various trusts.
(12)
  Includes 2,370 shares issuable in the future under deferred stock awards granted to Mr. Walter in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plans.
(13)
  Includes (i) 573,650 shares issuable upon the exercise of stock options that vest on or before May 1, 2014, and (ii) 87,097 shares issuable in the future under deferred stock awards.
(14)
  The number of shares reported is based on a Schedule 13GA filed on February 11, 2014, reporting beneficial ownership as of December 31, 2013. The Schedule 13GA indicates that the reporting entity holds sole voting power with respect to 363,156 shares, shared voting power with respect to 79,337 shares, sole dispositive power with respect to 16,906,290 shares, and shared dispositive power with respect to 293,815 shares.
(15)
  The number of shares reported is based on a Schedule 13GA filed on January 28, 2014, reporting beneficial ownership as of December 31, 2013. The Schedule 13GA indicates that the reporting entity holds sole voting power with respect to 9,237,807 shares and sole dispositive power with respect to 10,343,169 shares.
(16)
  The number of shares reported is based on Schedule 13G filed with the SEC on February 4, 2014 reporting beneficial ownership as of December 31, 2013. The Schedule 13G also reports that the reporting entity holds sole voting power with respect to all reported shares.
(17)
  The number of shares reported is based on a Schedule 13G filed February 10, 2014, reporting beneficial ownership as of December 31, 2013. The Schedule 13G indicates that the reporting entity holds sole voting power with respect to 3,916,427 shares, shared voting power with respect to 35,825 shares, sole dispositive power with respect to 6,853,393 shares, and shared dispositive power with respect to 30,711 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires persons who are officers of the Company as defined by Section 16, directors of the Company and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC and one national securities exchange on which such securities are registered. In accordance with Rule 16a-3(c) under the Exchange Act, the Company has designated the NYSE as the national securities exchange with which reports pursuant to Section 16(a) of the Exchange Act need to be filed. Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 2013, all filing requirements applicable to the Insiders were timely satisfied.

VI. Other Matters

Solicitation of Proxies
The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses. The Company has engaged Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902, a third party proxy solicitation firm. We anticipate that the cost of such third party proxy solicitation, which will be borne by the Company, will be approximately $7,500 plus reasonable out-of-pocket expenses.
Stockholder Proposals for Annual Meetings

Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2015 Annual Meeting of Stockholders must be received by the Company by December 12, 2014. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.
In accordance with our Bylaws, as currently in effect, for a stockholder to nominate a director or for a proposal of a stockholder to be presented at the Company’s 2015 Annual Meeting of Stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company, together with all supporting documentation required by the Company’s Bylaws,
(A) not prior to November 12, 2014 nor later than 5:00 p.m., Eastern Time, on December 12, 2014 or (B) in the event that the date of the 2015 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from May 21, 2015, (i) not earlier than the 150th day prior to the date of that meeting, and (ii) not later than 5:00 p.m., Eastern Time, on the later of (x) the 120th day prior to the date of that meeting or (y) the 10th day following the day on which public announcement of such annual meeting is first made. You may contact the Company’s Secretary at the address mentioned below for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Any such proposals should be mailed to: AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, Attention: Secretary.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateKEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:AVALONBAY COMMUNITIES, INC.M69013-P49303AVALONBAY COMMUNITIES, INC.BALLSTON TOWER671 N. GLEBE ROAD, SUITE 800ARLINGTON, VA 22203Please indicate if you plan to attend this meeting. HOUSEHOLDING ELECTION—Please indicate if you consentto receive certain future investor communications in a singlepackage per household.Please sign exactly as your name appears on this card and date. When signingas attorney, executor, administrator, trustee, guardian, officer of a corporationor other entity or in another representative capacity, please give your full title. Ifshares are held jointly, each holder should sign.2. To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2014.6. In addition, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the AnnualMeeting or any adjournment or postponement thereof in the discretion of the proxy holder.3. To adopt a resolution approving, on a non-binding advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant toItem 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the proxy statement.4. To approve performance goals under the AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan.5. To adopt a stockholder proposal, if properly presented at the meeting, that the Board of directors adopt a policy addressing the separation of the rolesof CEO and Chairman.01) Glyn F. Aeppel02) Alan B. Buckelew03) Bruce A. Choate04) John J. Healy, Jr.05) Timothy J. Naughton06) Lance R. Primis07) Peter S. Rummell08) H. Jay Sarles09) W. Edward Walter1. To elect the following nine individuals to serve until the2015 Annual Meeting of Stockholders and until theirrespective successors are elected and qualify:Please take a moment now to authorize a proxy to vote these shares of AvalonBay Communities, Inc.common stock at the 2014 Annual Meeting of Stockholders.YOU CAN AUTHORIZE A PROXY TO VOTETHESE SHARES TODAY IN ONE OF THREE WAYS:BY INTERNET—www.proxyvote.comUse the Internet to authorize your proxy and transmit your voting instructions and for electronicdelivery of information up until 11:59 P.M. Eastern Time the day before the meeting date.Have your proxy card in hand when you access the web site and follow the instructions toobtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONSIf you would like to reduce the costs incurred by AvalonBay Communities, Inc. in mailing proxymaterials, you can consent to receiving all future proxy statements, proxy cards and annualreports electronically via e-mail or the Internet. To sign up for electronic delivery, please followthe instructions above to authorize your proxy using the Internet and, when prompted, indicatethat you agree to receive or access stockholder communications electronically in future years.BY PHONE - 1-800-690-6903Use any touch-tone telephone to authorize your proxy and transmit your voting instructionsup until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card inhand when you call and then follow the instructions.BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we haveprovided or return it to AvalonBay Communities, Inc., c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717. If you vote these shares by internet or telephone you do NOT needto mail this proxy card.THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"PROPOSALS 1, 2, 3 and 4 AND A VOTE "AGAINST"PROPOSAL 5.ForAllWithholdAllFor AllExceptYes No Yes NoFor Against AbstainTo withhold authority to vote for any individualnominee(s), mark “For All Except” and write thenumber(s) of the nominee(s) on the line below.If you authorize a proxy by mail, you must date, sign and return this card in order for these shares to be voted.

AVALONBAY COMMUNITIES, INC.2014 ANNUAL MEETING OF STOCKHOLDERS, MAY 21, 2014, 9:00 A.M. EASTERN TIMETHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSPROXYThe undersigned stockholder of AvalonBay Communities, Inc., a Maryland corporation (the “Company”), hereby appoints Timothy J. Naughton and Thomas J. Sargeant, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at the offices of the Company, Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203 on May 21, 2014, 9:00 a.m. Eastern Time, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED HEREIN, BUT IF THIS PROXY IS EXECUTED AND NO INSTRUCTIONS ARE SPECIFIED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND “FOR”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mportant Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice, Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.SEE REVERSESIDESEE REVERSESIDEPLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAILTHIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPEM69014-P49303